Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

Unisys Corporation

and

Science Applications International Corporation

Dated as of February 5, 2020

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-ii-

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Joint Ownership Agreement
Exhibit D	Form of Intellectual Property License Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Value Added Reseller Agreement
Exhibit G	Form of Subcontract Pending Novation Agreement
Exhibit 2.6(a)	Illustrative Closing Net Working Capital Calculation

-iii-

THIS ASSET PURCHASE AGREEMENT (including the schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of February 5, 2020 (the “Execution Date”), is made by and between Science Applications International Corporation, a Delaware corporation (“Buyer”), and Unisys Corporation, a Delaware corporation (“Seller”).  All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets, including the Transferred Assets (as defined below) and Buyer is willing to assume certain liabilities, including the Assumed Liabilities (as defined below), in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1           Certain Definitions .  As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” has the meaning set forth in Section 2.6(c)(iv).

“Accounting Principles” means the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Most Recent Balance Sheet and consistent with GAAP as consistently applied by Seller; provided, that:

(a)          no changes shall be made in any reserve or absence thereof existing as of the Closing Date except to reflect cash payments made subsequent to the date of the Most Recent Balance Sheet unless required by GAAP; and

(b)          any changes in circumstances or events occurring after 12:01 a.m. Eastern Standard Time on the Closing Date shall not be taken into account, except to the extent such changes provide indications of conditions at 12:01 a.m. Eastern Standard Time on the Closing Date.

“Accounts Receivable” means all accounts and notes receivable and other miscellaneous receivables Related to the Business.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding or arbitration.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.22(b).

“Ancillary Agreements” means the Transition Services Agreement, Joint Ownership Agreement, Intellectual Property License Agreement, Bill of Sale, Assignment and Assumption Agreement, Subcontract Pending Novation Agreement and Value Added Reseller Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act, and any other U.S. or non-U.S. Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit A (Form of Assignment and Assumption Agreement).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Purchase Price” means One Billion Two Hundred Million ($1,200,000,000).

“Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether subject to ERISA or not) and any other employee benefit or compensation plan, program, policy, agreement or arrangement, including any employment contract, deferred compensation, retirement, pension, supplemental retirement, medical, dental, disability, life, change-in-control, retention, vacation, severance, fringe benefit, equity-based, stock purchase, incentive or bonus plan that is sponsored or maintained by or on behalf of Seller or any of its Affiliates with respect to any Business Employee or any beneficiary or dependent thereof or with respect to which Seller has or would reasonably be expected to have any Liability (including as an ERISA Affiliate) with respect to any Business Employee or any beneficiary or dependent thereof.

“Bill of Sale” means the Bill of Sale, to be dated the Closing Date, substantially in the form of Exhibit B (Form of Bill of Sale).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, personnel files, and other materials (in any form or medium) Related to the Business, but excluding any such items to the extent any Law prohibits their Transfer (copies of which will be made available to Buyer).

“Business” means the business of providing information technology products and services directly relating to security, cloud and infrastructure and managed services, application services, operations and maintenance, mission support related products and services and any other products and services to Federal Government Customers as conducted by Seller and as currently proposed to be conducted by Seller; provided, that “Business” shall not include the business of contracting with a third party original equipment manufacturer (“OEM”) on an enterprise level to provide onsite technical break-fix, installations and preventative maintenance support services for such OEM’s hardware products to customers of such OEM, which may include Federal Government Customers.

“Business Day” means any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Business Employee” means (i) any employee of Seller who primarily works for or serves the Business, (ii) any employee of Seller who works for or serves the Service Desk and primarily serves Federal Government Customers, and (iii) any employee identified on Section 5.7(a) of the Seller Disclosure Letter (which may or may not include the employees of Seller identified in clauses (i) and (ii) above); provided, that no later than twenty (20) days prior to the expected Closing Date, Seller will update and deliver to Buyer the list of Business Employees set forth on Section 5.7(a) of the Seller Disclosure Letter to reflect any changes that have occurred subsequent to the date hereof as a result of any new hires or terminations effectuated in accordance with Section 5.1(a)(ix) and the employees set forth on the final updated list shall constitute the Business Employees.

“Business Guarantees” means any guarantees, credit support, letters of credit, bonds, cash deposits or similar arrangements issued by or on behalf of Seller in order to support or facilitate the Business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Counterparty” means any Affiliate of Buyer contemplated to be a party to an Ancillary Agreement.

“Buyer Disclosure Letter” has the meaning set forth in Article IV.

“Buyer Fundamental Representations” means Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval), Section 4.7 (Brokers and Finders) and Section 4.10 (OFAC).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Change, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Buyer Reports” means the registration statements, prospectuses, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed or furnished by Buyer with the SEC and publicly available at least one Business Day prior to the Execution Date (excluding, in each case, any disclosures set forth in any risk factor or forward-looking statements section or any similar section to the extent that they are cautionary, predictive or forward-looking in nature).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.7(d).

“Buyer’s Designated Contract Representative” has the meaning set forth in Section 5.10(b)(iii).

“Carve Out Financial Statements” means that certain audited balance sheet of the Business as of December 31, 2019 and those certain audited statements of income and statements of cash flows for the Business for the year ended December 31, 2019.

“Cash” has the meaning set forth in Section 2.2(a).

“CERCLA” has the meaning set forth in Section 3.12(a).

“CDA” has the meaning set forth in Section 5.10(b)(iii).

“Change” means any change, occurrence, development or effect.

“Change of Control” means:

(a)          the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any Person of the beneficial ownership of securities of Seller possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of Seller by means of a merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets or securities or other similar transaction; or

(b)          the consummation of a merger, consolidation or other business combination with respect to which the persons who were the beneficial owners of voting securities of Seller immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly, fifty percent (50%)  or more of the voting equity securities of the then outstanding shares of common stock of the corporation resulting from the transaction; provided, however, in case of clauses (a) or (b), the term “Change of Control” shall not include any transaction or series of related transactions or any merger, consolidation or other business combination where the acquiring person or counterparty of Seller is a private equity or investment fund, a non-operating acquisition vehicle of a private equity or investment fund or other non-operating company.

“Chosen Courts” has the meaning set forth in Section 9.10(b).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Cash Consideration” means an amount equal to:

(a)          the Base Purchase Price;

(b)          plus, the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital;

(c)          minus, the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital (it being understood that only subsection (b) or (c) shall apply).

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement”.

“CloudForte Product” has the meaning set forth in the Joint Ownership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.5.

“Commitment Papers” has the meaning set forth in Section 4.5.

“Competing Business” has the meaning set forth in Section 5.9(b).

“Competing Transaction” means any transaction to effect a sale or any other disposition of all or any material portion of the assets of the Business.

“Compliant” means, with respect to the Required Information, that (a) Seller’s auditors have not withdrawn, or advised the Seller in writing that they intend to withdraw, any audit opinion with respect to any of the Required Information and (b) Seller has not determined to undertake a restatement of any of the Required Information or publicly announced that any such restatement is under consideration.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 7, 2019, as amended, between Buyer and Seller.

“Consent” means any consent, license, permit, waiver, approval, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or that is not Seller, Buyer or any Affiliate thereof.

“Content” has the meaning set forth in Section 3.15(k).

“Contract” means any agreement, contract, commitment, purchase order, license, sublicense, lease or sublease that is legally binding (other than a Benefit Plan).  For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

“Copyrights” has the meaning set forth in the “Intellectual Property Rights” definition.

“COTS Software” means generally commercially available binary software code that has not been customized for use by Seller and that has been licensed under standard commercial license agreements.

“Current Employment Terms” means, for each Business Employee:  (a) base salary or base wage, and target annual cash bonus opportunities and severance benefits that are, in each case, no less favorable in the aggregate than those provided to such Business Employee immediately prior to the Closing; (b) retirement and welfare benefits that are substantially similar in the aggregate to those provided to such Business Employee immediately prior to the Closing; (c) compensation opportunities (in lieu of the equity incentives, long-term incentives plans and similar incentives provided to each Business Employee immediately prior to the Closing) substantially similar in the aggregate to such compensation opportunities offered by Buyer to its employees generally who are similarly situated to such Business Employee; and (d) the same or substantially similar position and work location (within a thirty (30) mile radius) as those provided to such Business Employee immediately prior to the Closing.

“Current Government Contracts” has the meaning set forth in Section 3.10(e)(i).

“DCAA” has the meaning set forth in Section 3.10(e)(viii).

“DCSA” has the meaning set forth in Section 3.10(e)(xv).

“DCSA Approval” has the meaning set forth in Section 3.3(a).

“Deductible” has the meaning set forth in Section 7.2(b)(i).

“Definitive Agreements” has the meaning set forth in Section 5.22(a).

“Direct Claim” has the meaning set forth in Section 7.5.

“Disputed Items” has the meaning set forth in Section 2.6(c)(iv).

“Encumbrance” means any lien, charge, pledge, security interest, claim or other encumbrance of any kind.

“Environmental Law” means any Law concerning pollution or protection of the environment or protection of human health and safety with respect to exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person or trade or business (whether or not incorporated) that together with Seller would be deemed to be, or at any time within the six (6) year period prior to the Execution Date would have been deemed to be, a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Statement” means a written statement delivered pursuant to Section 2.6(b), setting forth Seller’s good-faith calculations of the Closing Cash Consideration, that shall set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Closing, including a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit 2.6(a)) (the “Estimated Net Working Capital”).

“Estimated Net Working Capital” has the meaning set forth in the definition of “Estimated Closing Statement”.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means (a) all records which relate in whole or in part to Taxes or accounting (including Tax Returns), (b) all records relating to the employees of Seller or any of its Subsidiaries, including personnel, employment and medical records, provided, however, that the Workday files relating to Transferred Employees that may be transferred to Buyer pursuant to applicable Law shall not be Excluded Books and Records, (c) all records relating to or used in the business of Seller and not Related to the Business, (d) any documents, papers and other records the confidentiality of which is protected, or the transfer of which is prohibited, by applicable Law, (e) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) relating to evaluating, negotiating or implementing the Transaction (or the sales process relating to the potential sale of the Business) and (f) the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Seller and its Subsidiaries.

“Excluded Environmental Liabilities” means any and all Liabilities, whether known or unknown, disclosed or undisclosed, realized or contingent to the extent arising from or relating to (a) any environmental condition, including the Release or threatened Release of or exposure to Hazardous Substances, or violations or alleged violations of any Environmental Law, at any real property not included in the Leased Real Property, (b) any environmental condition, including the Release or threatened Release, or exposure to Hazardous Substances at or from the Leased Real Property on or prior to the Closing Date, (c) the off-site transportation, recycling, storage, treatment, disposal, Release or threatened Release of Hazardous Substances generated in connection with the Business, the Transferred Assets or the operation of the Leased Real Property on or prior to the Closing Date, and (d) any violations or alleged violations of any Environmental Law by the Business or in connection with the Transferred Assets or the Leased Real Property on or prior to the Closing Date.

“Excluded Liabilities” means (a) Excluded Tax Liabilities; (b) any Liability to the extent resulting from, arising out of or relating to the employment or engagement (or termination of same) by Seller of any individual, including current and former Business Employees or any Benefit Plan, in each case on or prior to the Closing Date (except as otherwise provided in Section 2.3(f) or Section 5.7), including any pension or pension-related Liabilities; (c) any Indebtedness for Borrowed Money of Seller (other than the Liabilities set forth in Section 2.3(e)); (d) any Liability of Seller relating to claims under the False Claims Act, defective pricing or work performed by Seller that is not authorized or funded by the applicable Governmental Entity or higher tier contractor, in each case, to the extent relating to Seller’s performance under any Government Contracts prior to the Closing Date, (e) audits, reviews, inspections, investigations, surveys, or examinations of records in each case, to the extent relating to Seller’s performance under any Government Contracts prior to the Closing Date and that are not routine or not in the Ordinary Course of Business; (f) Liabilities related to payment of Industrial Funding Fees or reporting sales under the General Services Administration Federal Supply Schedules program, in each case to the extent relating to Seller’s performance under any Government Contracts prior to the Closing Date; (g) any monetary amounts of any kind imposed by a Governmental Entity in respect of the Contracts set forth in Section 1.1(a) of the Seller Disclosure Letter to the extent such amounts are imposed as a result of Seller’s failure to comply with such Contracts prior to the Closing, regardless of whether such amounts are specifically mentioned in any letters of concern, cure notices or other correspondence, and regardless of whether or when any such letters, notices or other correspondence are actually delivered; (h) any Excluded Environmental Liabilities; (i) any litigation or other Action or investigation against Seller or the Transferred Assets pending on the date hereof or prior to the Closing Date, including the matters set forth on Section 3.6 of the Seller Disclosure Letter; (j) any Liability to the extent related to the Excluded Assets; (k) any liability to the extent relating to the Business prior to the Closing payable to any Affiliate of Seller or with respect to any Intercompany Accounts; and (l) any Liabilities of the types referred to in clauses (a)-(f) of Section 2.3 that are specifically excluded from Assumed Liabilities as a result of the qualifications, exceptions and limitations set forth therein.  For sake of clarity, “Excluded Liabilities” shall also include any non-routine, non-Ordinary Course or material Liabilities relating to periods prior to the Closing Date based on the findings or results of any audit, review, inspection, investigation, survey, or examination (whether such audit, review, inspection, investigation, survey or examination was routine, non-routine, Ordinary Course or non-Ordinary Course).

“Excluded Seller Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by Seller to Buyer and/or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, including the Seller Licensed Intellectual Property.

“Excluded Tax Liabilities” means (a) any Liability of Seller for Taxes that are not related to the Business or Transferred Assets, (b) any Liability of Seller for Taxes relating to or arising out of the Business or Transferred Assets for any Pre-Closing Tax Period, and (c) any Liability of Seller for Transfer Taxes pursuant to Section 5.6.

“Execution Date” has the meaning set forth in the Preamble.

“FAR” means the Federal Acquisition Regulation.

“FAR Ethics Rules” has the meaning set forth in Section 3.10(e)(xii).

“FCL” has the meaning set forth in Section 3.10(e)(xv).

“Federal Government Customer” means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial Governmental Entity, in each case, that constitutes a part of the federal government of the United States.

“Fee Letter” has the meaning set forth in Section 4.5.

“Final Cash Consideration” means an amount, as deemed final in accordance with Section 2.6(c)(iii) or Section 2.6(c)(vi), as applicable, equal to:

(a)          Base Purchase Price;

(b)          plus, the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital;

(c)          minus, the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital (it being understood that only subsection (b) or (c) shall apply).

 “Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 2.6(c)(iii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 2.6(c)(vi), as applicable.

“Final Determination” means an occurrence where (a) the parties to the dispute have reached an agreement, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 4.5.

“Financing Sources” has the meaning set forth in Section 4.5.

“Fixtures and Equipment” means all furniture, fixtures, furnishings, vehicles, equipment, machinery, leasehold improvements, tools and other tangible personal property Related to the Business and owned or leased by Seller, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (including any of the foregoing located at the Leased Real Property).

“Foreign Interests” has the meaning set forth in Section 4.10(b).

“Fraud” means actual fraud in the making of Seller’s representations and warranties set forth in Article III or Buyer’s representations and warranties set forth in Article IV, as applicable, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any offer, quotation, bid (whether or not subject to protest) or proposal Related to the Business made by Seller to any Federal Government Customer or any Prime Contractor which is outstanding and, if accepted or awarded, would result in a Government Contract (including any offer, quotation, bid (whether or not subject to protest) or proposal set forth on Section 1.1(b) of the Seller Disclosure Letter).

“Government Contract” means (a) any Contract, modification, task order, purchase order, delivery order, or other legally binding agreement Related to the Business between Seller, on the one hand, and any Federal Government Customer, including any administrative agreement or consent agreement with any Governmental Entity relating to compliance with such Government Contract, on the other hand, (b) any subcontract, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract or other arrangement Related to the Business by which (i) Seller has agreed to provide goods or services to a Prime Contractor, to any Federal Government Customer or to a higher-tier subcontractor or (ii) Seller has procured or otherwise acquired from a subcontractor, vendor, distributor or other Affiliate for the purpose of fulfilling Seller’s obligations under a Contract identified in clause (a) or (b)(i) above (“Procurement Subcontracts”) or (c) any Contract set forth on Section 1.1(c) of the Seller Disclosure Letter.  For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.

“Government Prime Contract” means a direct Government Contract between Seller and the U.S. Government, Government Bids relating to a potential Government Prime Contract and contracts issued in response thereto.

“Governmental Entity” means any United States or foreign local, state or provincial governmental or quasi-governmental agency, board, commission, authority or other entity, court, or self-regulatory organization, arbitrator, court, arbitral body or tribunal (including any governmental division, department, agency, commission, university or similar research funding authority, instrumentality, official, organization, unit, body or other entity).

“Hazardous Substance” has the meaning set forth in Section 3.12(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Act Clearance” means (a) the waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act has expired or been terminated and (b) any timing agreement(s) with the Federal Trade Commission and/or the Antitrust Division of the Department of Justice pursuant to the HSR Act applicable to the consummation of the Transaction (if any) has expired or otherwise does not prohibit consummation of the Transaction.

“Illustrative Closing Net Working Capital Calculation” has the meaning set forth in Section 2.6(a).

“Inactive Business Employees” has the meaning set forth in Section 5.7(a).

“Indebtedness for Borrowed Money” means, without duplication, (i) all indebtedness for borrowed money; (ii) all principal, interest, prepayment fees and penalties and premiums and other obligations as evidenced by bonds, debentures, notes or similar instruments; (iii) any deficit balance in Cash; (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, but only to the extent amounts are drawn thereon; (v) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices, whether periodically or upon the happening of a contingency; and (vi) any guaranty of any of the foregoing obligations.

“Indemnifiable Legal Fees and Expenses” means, with respect to an Indemnified Party (in its capacity as such):

(a)          such Indemnified Party’s legal fees, costs and expenses, other than as set forth in clause (b), awarded by any Governmental Entity pursuant to a Third Party Claim; or

(b)          such Indemnified Party’s reasonable and documented out-of-pocket legal fees, costs and expenses incurred either in enforcing its rights hereunder (whether or not involving a third party) or in defending a Third Party Claim of which the Indemnifying Party has been notified in accordance with Section 7.4 (but the Indemnifying Party has declined or does not have the right to assume the defense);

in the case of each of clauses (a) and (b), solely to the extent that (and in the proportion that) such Indemnified Party is otherwise determined pursuant to a Final Determination to be entitled to indemnification pursuant to Article VII.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Information Systems” has the meaning set forth in Section 3.10(e)(xviii)(B).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit D (Form of Intellectual Property License Agreement).

“Intellectual Property Rights” means all rights anywhere in the world, in or to:  (a) trademarks (registered and unregistered), service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, certificates of invention and other governmental grants for the protection of inventions or industrial designs (including provisional applications, divisionals, continuations, continuations-in-part, renewals, re-issues and re-examinations) (collectively, “Patents”); (c) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists) (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including Software), and copyright registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (e) mask works and registrations and applications for registration thereof; (f) Internet domain names; (g) all other intellectual property rights throughout the world, including author’s and moral rights; (h) “technical data” as defined in 48 Code of Federal Regulations Part 52 and underlying agency supplements; and (i) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

“Intercompany Accounts” means any indebtedness, account payable or account receivable between a business unit or division within Seller that is not included in the Business, on the one hand, and a business unit or division within Seller that is included in the Business, on the other hand.

“IT Assets” means technology devices, computers, laptops, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment.

“Joint Ownership Agreement” means the Joint Ownership Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit C (Form of Joint Ownership Agreement).

“Joint IP” has the meaning set forth in the Joint Ownership Agreement.

“Knowledge” means (a) when used with respect to Seller, the actual knowledge of any of the persons listed on Section 1.1(d)(1) of the Seller Disclosure Letter, (b) when used with respect to Buyer, as the case may be, the actual knowledge of any of the persons listed on Section 1.1(d)(2) of the Buyer Disclosure Letter and (c) in each case of (a) and (b), such knowledge as any of them would have after reasonable inquiry in connection with such Person’s duties in the Ordinary Course of Business; provided, however, that such reasonable inquiry shall not require such individuals to conduct (or have conducted) any Intellectual Property Rights searches or analysis (including clearance or prior art searches), legal opinions (including freedom to operate opinions), or scans or other investigations with respect to IT Assets.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, executive order, Order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“LeanGov Product” has the meaning set forth in the Joint Ownership Agreement.

“LeanGov Transferred IP” means all (a) Intellectual Property Rights that are (i) owned by Seller and (ii) exclusively related to, or used exclusively in connection with, the LeanGov Product; and (b) the Trademark “LeanGov”.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Lender Related Parties” means the Financing Sources identified in the Commitment Letter, together with their respective Affiliates, and the respective officers, directors, employees, agents and Representatives of the foregoing and their respective successors and assigns.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any damages (including lost profits, diminution in value, “multiple of profits” or “multiple of cash flow”), losses, payments, and reasonable and documented out-of-pocket costs and expenses (including Indemnifiable Legal Fees and Expenses but excluding all other legal fees and expenses), excluding punitive damages (except to the extent any such excluded damages are ordered by a court of competent jurisdiction to be paid to a third party).

“Marketing Period” means the first period of at least fifteen (15) consecutive Business Days after the date of date of delivery of the Required Information (a) commencing on the first Business Day after (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at Closing) shall have been satisfied and (ii) Buyer has received the Required Information (it being understood that, once commenced, such Marketing Period shall not restart, be extended, or tolled if any further Required Information shall be required to be delivered during or after such Marketing Period due to the passage of time (other than, for the avoidance of doubt, under the circumstances described in the second proviso of this definition and the final sentence of this definition)) in Compliant form; provided, that if Seller shall in good faith reasonably believe it has provided the Required Information Seller may deliver to Buyer a written notice to that effect, in which case Seller shall be deemed to have complied with clause (a) above unless Buyer in good faith reasonably believes Seller has not completed the delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with specificity which Required Information that Seller has not delivered), and (b) throughout which nothing has occurred and no condition exists that has caused the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at Closing) to fail to be satisfied, in each case, assuming the Closing were to be scheduled for any time during such period; provided, that to the extent such period has not been completed on or prior to March 14, 2020, such period shall not be deemed to have commenced prior to April 1, 2020.  Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, during or prior to the completion of such period (A) Seller’s auditors shall have withdrawn its audit opinion with respect to any portion of the Required Information, in which case the Marketing Period shall not be able to commence until a new audit opinion is issued with respect to the Carve Out Financial Statements for the applicable periods by Seller’s auditors or another independent public accounting firm reasonably acceptable to Buyer, (B) Seller indicates its intent to restate any portion of the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Seller has provided written notice to Buyer or otherwise publicly announced that it has concluded that no restatement shall be required, and the requirements in clauses (A) and (B) above would be satisfied throughout and on the last day of such period or (C) the Required Information is not Compliant throughout and on the last day of such period (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, is, or would reasonably be likely to be, materially adverse to the financial condition, properties, assets, liabilities or results of operations of the Transferred Assets or the Business, in each case, taken as a whole; provided, however, that under no circumstances shall any of the following that occur after the date hereof, in and of itself or themselves, either alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or would reasonably be likely to occur, a Material Adverse Effect:

(a)            any Changes generally in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States or in any other country, including any Changes in interest rates or exchange rates for currencies;

(b)            any Changes that are the result of factors generally affecting the industries in which the Business operates;

(c)            any Changes in the relationship of the Business, contractual or otherwise, with Federal Government Customers, Governmental Entities, employees, suppliers, distributors, financing sources, partners or similar relationships or any Changes relating to, arising out of or attributable to announcement or pendency of the Transaction, or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or omitted to be taken by Buyer or any of its Affiliates;

(d)            any Changes or prospective Changes in accounting standards applicable to the Business, including GAAP, or in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date;

(e)            any failure by the Business to meet any internal or public projections, forecasts or budgets or estimates of revenues, earnings or other financial or operating metrics for any period; provided, that the exception in this clause (e) shall not prevent or otherwise affect a determination that any Change (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be likely to result in, or contribute to, a Material Adverse Effect;

(f)             any Changes resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, cyber-attacks or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors), any hurricane, flood, superstorm, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis, whether or not caused by any Person;

(g)            the failure of the U.S. federal government to adopt a budget for a fiscal year, the extension of any effective continuing resolution under which the U.S. federal government is operating or the shutdown of the U.S. federal government upon expiration of any continuing resolution;

(h)            the availability or cost of equity, debt or other financing to Buyer; or

(i)             any actions taken or omitted to be taken by Seller or by the Business that are expressly required to be taken or omitted to be taken by this Agreement or any actions taken or omitted to be taken with Buyer’s written consent or at Buyer’s instruction;

provided, further, that, with respect to clauses (a), (b), (d), (f) and (g), such Changes shall be taken into account in determining whether a “Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Business relative to other companies of similar size operating in the industries in which the Business operates (in which case only the incremental disproportionate impact may be taken into account, and only then to the extent otherwise permitted by this definition).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Government Bids” has the meaning set forth in Section 3.10(a)(iii).

“Material Government Contracts” has the meaning set forth in Section 3.10(a)(ii).

“Measures” has the meaning set forth in Section 3.10(e)(xviii)(A).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.4(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Net Working Capital” means an amount (which may be positive or negative) equal to, as of 12:01 a.m. Eastern Standard Time on the Closing Date, (a) the aggregate amount of the current assets of the Business that are included as line items under the heading “Current Assets” in the Illustrative Closing Net Working Capital Calculation, minus (b) the aggregate amount of the current Liabilities of the Business that are included as line items under the heading “Current Liabilities” in the Illustrative Closing Net Working Capital Calculation, in each case determined in accordance with the Accounting Principles; provided, that Net Working Capital shall include all deferred revenue obligations of the Business, whether or not current, and shall exclude Cash, Intercompany Accounts and any assets and liabilities related or attributable to Taxes (including any deferred Tax assets or deferred Tax liabilities); provided, further, that (i) for the purpose of clause (a), and, for the avoidance of doubt, current assets of the Business shall not include any assets that would be Excluded Assets if the measurement date were the Closing Date and (ii) for the purpose of clause (b), and, for the avoidance of doubt, current Liabilities of the Business shall not include any liabilities that would be Excluded Liabilities if the measurement date were the Closing Date. For the avoidance of doubt, Net Working Capital shall include any prepaid Taxes or Tax deposits for any Post-Closing Tax Period relating to or arising out of the Business or Transferred Assets.  For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Estimated Closing Statement and Post-Closing Statement shall not take into account any current assets or current liabilities that are not expressly included as line items in the Illustrative Closing Net Working Capital Calculation.

“NISPOM” means the National Industrial Security Program Operating Manual.

“Non-Competition Party” means each Subsidiary of Seller that (a) is a Subsidiary thereof as of the Closing Date, or (b) is a Subsidiary thereof that is acquired or formed after the Closing Date, and in each case continues to be a Subsidiary thereof during the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date.

“Non-Federal Government Customers” has the meaning set forth in the Joint Ownership Agreement.

“Non-Fundamental Buyer Representations” means any representation made by Buyer in Article IV that is not a Buyer Fundamental Representation and any representation in any certificate delivered pursuant to Section 2.8.

“Non-Fundamental Seller Representations” means any representation made by Seller in Article III that is not a Seller Fundamental Representation and any representation in any certificate delivered pursuant to Section 2.9.

“Notice of Objection” has the meaning set forth in Section 2.6(c)(iii).

“Notice Period” has the meaning set forth in Section 7.4(a).

“Novation” has the meaning set forth in Section 2.10.

“Novation Period” has the meaning set forth in Section 5.10(b).

“OFAC” has the meaning set forth in Section 4.10(a).

“OFAC Lists” means the Specially Designated Nationals and Blocked Persons list and all other sanctions lists administered by the U.S. Treasury Department, Office of Foreign Assets Control.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business, consistent with the normal day-to-day customs, practices and procedures of the Business.

“Outside Date” means the date that is six (6) months after the date hereof; provided, that if the Marketing Period has not ended as of the third (3rd) Business Day prior to the Outside Date and all other conditions to Closing shall be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the Outside Date shall be extended automatically to the third (3rd) Business Day immediately following the last day of the Marketing Period.

“Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the “Intellectual Property Rights” definition.

“Per Claim Minimum” has the meaning set forth in Section 7.2(b)(i).

“Permit” means any consent, novation, license, permit, registrations, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

“Permitted Encumbrances” means (a) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course and which would not impair the operation of the Business and that do not materially and adversely affect the value of the Business, (c) Encumbrances for current Taxes, assessments and other governmental charges (i) not yet due and payable or (ii) due but not delinquent or (iii) that the taxpayer is contesting in good faith through appropriate proceedings as disclosed in Section 3.6 of the Seller Disclosure Letter that do not materially and adversely affect the value of the Business, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions or other matters that may be shown by a current and accurate survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions, none of which in clauses (i), (ii) and (iii) interfere with the present use of such property in a manner that materially and adversely affects the value or operation of the Business, (e) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (f) Encumbrances, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent, (g) non-exclusive licenses or covenants not to sue granted with respect to Intellectual Property Rights provided to customers, end users, service providers or contractors; and (h) Encumbrances that will be released concurrently with or prior to the Closing.

“Permitted Person” means any Person that generated less than $200 million in revenue in the last completed calendar year by engaging in the Competing Business.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, Governmental Entity or other entity.

“Post-Closing Adjustment Amount” means an amount (whether positive or negative) equal to the Final Cash Consideration, as deemed final in accordance with Section 2.6(c)(iii) or Section 2.6(c)(vi), as applicable, minus the Closing Cash Consideration.

“Post-Closing Statement” means the written statement delivered pursuant to Section 2.6(c)(i), setting forth Buyer’s good-faith calculations of the Final Cash Consideration in a manner consistent with the Accounting Principles, that shall set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Closing, including a good-faith calculation of the Net Working Capital (which shall be prepared in a manner consistent with Exhibit 2.6(a)) (“Closing Net Working Capital”).

“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date and (b) the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) the portion of any Straddle Period ending on the Closing Date.

“Prime Contractor” means any Person that is a party to a Government Contract pursuant to which such Person provides goods or services to a Federal Government Customer in accordance with such Government Contract.

“Privacy Policies” has the meaning set forth in Section 3.15(o)(i).

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office and any relatives of or close associates to any of the foregoing.

“Public Software” has the meaning set forth in Section 3.15(e).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.12.

“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 5.20, in the name and for the benefit of the Buyer Indemnified Parties, covering certain Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Article VII.

“R&W Insurer” means AIG Specialty Insurance Company.

“Real Property Leases” means all real property leases set forth on Section 1.1(e) of the Seller Disclosure Letter.

“Regulatory Concessions” has the meaning set forth in Section 5.4(b).

“Related to the Business” or “Related” means exclusively or primarily related to, or used exclusively or primarily in connection with the Business as conducted by Seller or as currently proposed by Seller to be conducted by Seller prior to the Closing.

“Release” has the meaning set forth in Section 3.12(a).

“Replacement Guarantee” has the meaning set forth in Section 5.19(a).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, counsel, advisors, auditors, agents, bankers and other representatives.

“Required Information” means (a) the Carve Out Financial Statements; (b) drafts of customary (for high yield 144A offerings of debt securities) comfort letters that cover the Carve Out Financial Statements and the financial statements described in the following clause (c), along with customary negative assurance comfort following the end of the latest such financial statements through a customary “cutoff date”; and (c) certain unaudited balance sheets, statements of income and statements of cash flows for the Business for each fiscal quarter ended, in each case after December 31, 2019 (other than the fourth fiscal quarter of the Business’s fiscal year) and at least forty-five (45) days prior to the Closing Date.

“Retained Names” has the meaning set forth in Section 5.16.

“Review Period” has the meaning set forth in Section 2.6(c)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” has the meaning set forth in Section 3.10(e)(xviii)(D).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Authority; Approval) and Section 3.16 (Brokers and Finders).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Licensed Intellectual Property” means the Intellectual Property Rights to be licensed to Buyer or any of its Affiliates by Seller pursuant to the Ancillary Agreements.

“Seller Reports” means the registration statements, prospectuses, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed or furnished by Seller with the SEC and publicly available at least one Business Day prior to the Execution Date (excluding, in each case, any disclosures set forth in any risk factor or forward-looking statements section or any similar section to the extent that they are cautionary, predictive or forward-looking in nature).

“Seller Security Policies” has the meaning set forth in Section 3.10(e)(xviii)(B).

“Seller Services” means those services to be provided by Seller to Buyer or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement.

“Seller’s 401(k) Plan” has the meaning set forth in Section 5.7(d).

“Seller’s Designated Contract Representative” has the meaning set forth in Section 5.10(b)(iii).

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subcontract Pending Novation Agreement” means the Subcontract Pending Novation Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit G.

“Subsidiary” with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Supporting Collateral” means all cash deposits, collateral assets or other support arrangements under other lines of credit that support a Business Guarantee.

“Target Net Working Capital” means $33,500,000.

“Tax Authority” means, with respect to any Tax, any Governmental Entity with authority to levy, impose, assess, regulate or administer the imposition or collection of any Tax or information reporting with respect to Taxes.

“Tax Consideration” has the meaning set forth in Section 2.12.

“Tax Returns” means all reports and returns (including any related or supporting schedules, statements or information) filed or required to be filed with a Governmental Entity in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, and any amendments thereto.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, real property, personal property, capital stock, social security, unclaimed property, escheat, unemployment, disability, payroll,  production, sales, use, transfer, registration, stamp, occupation, premium, environmental, customs, duty, license, excise, franchise, employment, withholding or other tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.15(a).

“Trade Secrets” has the meaning set forth in the “Intellectual Property Rights” definition.

“Trademarks” has the meaning set forth in the “Intellectual Property Rights” definition.

“Transaction” means the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities pursuant to this Agreement and the other transactions contemplated hereby.

“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.

“Transfer” means to sell, assign, transfer, novate, convey and deliver.

“Transfer Taxes” means all Taxes imposed in respect of the Transfer of the Transferred Assets or Liabilities of any kind, including documentary, recording, registration, stamp, duty, transfer, real estate transfer, sales and use and similar Taxes and fees in all jurisdictions whenever and wherever imposed and, for the avoidance of doubt, “Transfer Tax” shall not include any charge to capital gains or income Taxes.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Contracts” means all Contracts (other than this Agreement and the Ancillary Agreements) entered into by Seller that are Related to the Business (including all Government Contracts).

“Transferred Domain Names” has the meaning set forth in Section 3.15(k).

“Transferred Employees” means those Business Employees who accept offers of employment with Buyer and actually commence employment with Buyer.

“Transferred Intellectual Property” means (a) the Intellectual Property Rights owned by Seller exclusively used by or exclusively related to the Business (not including any Joint IP), including the Transferred Domain Names, LeanGov Transferred IP and Seller’s rights in the Trademark “Trust Resilience”; and (b) an undivided one-half interest in the Joint IP, subject to the terms and conditions of the Joint Ownership Agreement.

“Transferred IT Assets” has the meaning set forth in Section 2.1(h).

“Transition Services Agreement” means the Transition Services Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit E (Form of Transition Services Agreement).

“U.S.” or “United States” means the United States of America.

“User Data” has the meaning set forth in Section 3.15(o)(i).

“Value Added Reseller Agreement” means the Value Added Reseller Agreement, to be dated the Closing Date, entered into between Buyer and Seller, substantially in the form of Exhibit F (Form of Value Added Reseller Agreement).

Section 1.2           Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1           Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, and subject to Section 2.10 and, with respect to the Government Prime Contracts, Section 5.10, at the Closing, Seller shall Transfer to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest as of the Closing in and to all of the following assets, except to the extent that they are Excluded Assets (collectively, the “Transferred Assets”):

(a)          all Transferred Contracts, including Government Contracts; and all accepted and unfilled orders for the sale of products and services entered into by Seller Related to the Business;

(b)          all Government Bids;

(c)          all Transferred Intellectual Property;

(d)          all Fixtures and Equipment;

(e)          all Real Property Leases;

(f)          all Books and Records;

(g)          all Accounts Receivable;

(h)          all IT Assets (i) owned by Seller and exclusively used by or exclusively related to the Business and (ii) that are necessary to perform an obligation under a Transferred Contract (collectively, the “Transferred IT Assets”);

(i)           all Actions available to or being pursued by Seller to the extent Related to the Business or the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, whether known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable, except to the extent related to Seller Licensed Intellectual Property;

(j)           all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties (other than prepaid insurance) to the extent Related to the Business or Related to a Transferred Asset;

(k)          all goodwill, if any, to the extent Related to the Business;

(l)           to the extent transferable under applicable Law, all Permits held by Seller Related to the Business;

(m)         all guaranties, warranties, indemnities and similar rights in favor of Seller to the extent Related to the Business or related to any Transferred Asset; and

(n)          all other assets Related to the Business (other than assets of the types referred to in clauses (a)-(m) above that are specifically excluded as a result of the qualifications, exceptions and limitations set forth therein).

Section 2.2           Excluded Assets.  Notwithstanding anything herein to the contrary, Seller shall retain all of its existing right, title and interest in and to the following assets, and there shall be excluded from the Transfer to Buyer hereunder, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”):

(a)          all cash and cash equivalents, bank accounts, credit cards, bank deposits, investment accounts, lockboxes, certificates of deposit, benefits of credits, marketable securities or investments in other Persons, certificates of deposit, treasury bills and other similar items (“Cash”); provided, however, Cash shall not include (i) Accounts Receivable, (ii) any items specifically identified in Section 2.1(j), or (iii) any items specifically included in the final Net Working Capital for purposes of Section 2.6 hereof;

(b)          all rights to any refund of Taxes, deposits for Taxes with any Governmental Entity, or prepaid Taxes, in each case, to the extent such Taxes relate to (x) Pre-Closing Tax Periods with respect to the Business or the Transferred Assets, or (y) the other Excluded Assets;

(c)          all rights in connection with and assets of the Benefit Plans;

(d)          all insurance policies and binders of Seller, and all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

(e)          the Retained Names;

(f)           all Intellectual Property Rights of Seller and its Affiliates, other than the Transferred Intellectual Property;

(g)          all Excluded Books and Records, wherever located;

(h)          all corporate-wide systems, properties and assets, including management Information Systems and software, computer and communications systems and software and related third-party software, internet protocol address spaces, voicemail, and messaging systems and related Intellectual Property Rights and technology and assets, including the assets that will be utilized by Seller in providing services to Buyer under any Ancillary Agreement, in each case not exclusively used in or exclusively related to the Business and not included in the Transferred Intellectual Property;

(i)           all IT Assets of Seller, other than the Transferred IT Assets;

(j)           all rights, claims and causes of actions relating to any Excluded Asset or Excluded Liability;

(k)          all consideration received by Seller pursuant to, and all rights of Seller under, this Agreement or any Ancillary Agreement;

(l)           all confidential communications between Seller and its legal counsel and other advisors arising out of or relating to the negotiation, execution or delivery of this Agreement or the Transaction (or the sales process relating to the potential sale of the Business), including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto;

(m)         any asset which is not included as a Transferred Asset; and

(n)          all assets described on Section 2.2(n) of the Seller Disclosure Letter.

Section 2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and thereafter pay, discharge, perform or otherwise satisfy all Liabilities (other than any Excluded Liabilities) of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of Seller to the extent arising out of or primarily relating to the operation of the Business or the ownership or use of the Transferred Assets prior to, on or after the Closing Date (the “Assumed Liabilities”), including the following:

(a)          all Liabilities to the extent arising out of or relating to the Transferred Contracts, Permits, the Transferred Intellectual Property, the Leased Real Property, the operation of the Business or the ownership of the Transferred Assets, in each case to the extent Related to the Business;

(b)          all Liabilities to the extent arising out of or relating to products and services developed, sold, delivered or otherwise provided by the Business;

(c)          all Liabilities for Taxes relating to or arising out of the Business or Transferred Assets for any Post-Closing Tax Period, other than Excluded Tax Liabilities;

(d)          all Liabilities arising out of or relating to Business Guarantees (none of which results from, arises out of, relates to or was caused by any pre-Closing breach of contract, breach of warranty, tort, infringement or violation of Law);

(e)          all Liabilities arising out of or relating to accounts payable, trade accounts payable and notes payable and other payables of the Business; and

(f)          all Liabilities to the extent resulting from, arising out of or relating to Buyer’s employment of the Transferred Employees on or after the Closing Date or as otherwise provided in Section 5.7 (but excluding any Liabilities to the extent resulting from, arising out of or relating to employment with Seller or termination thereof of the Business Employees (such as severance due from Seller), except as otherwise expressly provided in Section 5.7).

Section 2.4           Excluded Liabilities.  Seller shall retain and, as between Buyer and Seller, shall be responsible for all Liabilities of Seller other than the Assumed Liabilities (including the Excluded Liabilities).

Section 2.5           Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration for the Transfer of the Transferred Assets to Buyer, at the Closing, Buyer shall (a) pay to Seller by wire transfer to a bank account designated in writing by Seller to Buyer, an amount in cash equal to the Closing Cash Consideration in immediately available funds in United States dollars and (b) assume the Assumed Liabilities.

Section 2.6           Purchase Price Adjustment.

(a)          Illustrative Closing Net Working Capital Calculation.  Exhibit 2.6(a) sets forth, for illustrative purposes only, a calculation of the Net Working Capital calculated as of the date of the Most Recent Balance Sheet prepared in accordance with the Accounting Principles (the “Illustrative Closing Net Working Capital Calculation”).

(b)          Closing Estimate.  At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer an Estimated Closing Statement prepared by Seller in good faith, together with supporting documentation used by Seller in calculating the amounts set forth therein.  If Buyer notifies Seller in writing of an objection to the Estimated Closing Statement (which written notice shall, in good faith, describe in reasonable detail the specific items in or excluded from the Estimated Closing Statement that are in dispute and the nature and amount of any disagreement so identified) at least two (2) Business Days prior to the Closing Date, then Buyer and Seller shall seek in good faith to agree to revisions to the Estimated Closing Statement to resolve such objection and Seller shall update and redeliver the Estimated Closing Statement to reflect any such agreements no later than the Business Day immediately prior to the Closing Date.  If Buyer has validly provided notice of an objection to the Estimated Closing Statement pursuant to this Section 2.6(b) and Buyer and Seller fail to mutually agree upon revisions to the Estimated Closing Statement on or prior to the Business Day immediately prior to the Closing Date, then:  (i) neither Buyer nor Seller shall delay the Closing because of such failure and (ii) the amounts set forth in the Estimated Closing Statement to which Buyer objects, without any adjustment, shall be the amounts used in the determination of the Closing Cash Consideration.  The agreement of the Parties to revisions to the Estimated Closing Statement or the failure of the Parties to agree to such revisions shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 2.6(c) or otherwise.  The Estimated Closing Statement shall also set forth wire transfer instructions for the payment of the Closing Cash Consideration to Seller.

(c)          Post-Closing Determination.

(i)          Delivery of the Post-Closing Statement.  No later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller the Post-Closing Statement prepared by Buyer in good faith, together with supporting documentation used by Buyer in calculating the amounts set forth therein.

(ii)         Access to Information.  From and after delivery of the Post-Closing Statement until the determination of the Final Closing Statement, Buyer shall, and shall cause its Affiliates to, upon reasonable prior notice from Seller and subject to execution of customary work paper access letters if requested by accountants of Seller, (A) provide Seller and its authorized representatives, in connection with Seller’s review of the Post-Closing Statement, with access during normal business hours to the books and records and work papers of Buyer and (B) cooperate with and assist Seller and its authorized representatives in connection with the review of such materials, including by making reasonably available its employees, accountants and other personnel to the extent reasonably requested.  For the avoidance of doubt, access to books, records, work papers, employees, accountants and other personnel pursuant to this Section 2.6(c)(ii) shall not result in an obligation to reimburse any of Buyer’s expenses pursuant to Section 5.1.

(iii)        Notice of Objection.  If Seller has any objection to the Post-Closing Statement or any of the amounts included in the calculation of the Final Cash Consideration set forth therein, it shall deliver to Buyer a written statement setting forth in reasonable detail the particulars of such disagreement, including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified (such written statement, a “Notice of Objection”), not later than sixty (60) days after its receipt of the Post-Closing Statement; provided, that such period shall be tolled and extended to account for any delay or failure by Buyer to provide reasonable access in accordance with Section 2.6(c)(ii) (such sixty (60) day period, as may be extended, the “Review Period”).  If Seller delivers a Notice of Objection to Buyer within the Review Period, Seller and Buyer shall work in good faith to resolve Seller’s objections within the thirty (30) day period following the delivery of the Notice of Objection.  If Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Seller and shall be deemed final and binding upon all of the Parties for purposes of this Section 2.6 and shall be deemed the Final Closing Statement.

(iv)        Selection of the Accountant.  In the event that Seller and Buyer are unable to resolve in writing any of Seller’s objections in the Notice of Objection within the thirty (30) day period (or such longer period as may be agreed by Buyer and Seller) after the delivery of such Notice of Objection, the resolution of all of such unresolved objections (“Disputed Items”) shall be submitted to Grant Thornton LLP (or such other accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller) which shall resolve such objections and determine the Final Cash Consideration.  If, within fifteen (15) days of the end of the thirty (30) day period, Grant Thornton LLP is not willing and able to serve in such capacity and Buyer and Seller otherwise fail to appoint an alternative accounting firm mutually selected by Buyer and Seller, then Seller shall deliver to Buyer a list of three (3) independent accounting firms of recognized national standing in the United States and Buyer shall select one of such three accounting firms (such firm ultimately selected pursuant to the aforementioned procedures being the “Accountant”).  Seller and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(v)         Submission of Disputed Items.  Each of Buyer and Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accountant, provide the Accountant with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Accountant shall promptly distribute to the other Party) and upon receipt thereof, each of Seller and Buyer shall be entitled (no later than five (5) Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party).  There shall be no ex parte communications between Seller (or its representatives) or Buyer (or its representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.

(vi)        Accountant’s Determination.  The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than thirty (30) days following the formal engagement of the Accountant).  The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, without independent investigation and in accordance with the Accounting Principles.  In resolving any disputed amount in connection with its determination of the Final Cash Consideration, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Cash Consideration, and the Accountant shall not conduct an independent investigation of facts and circumstances but shall instead base its determination on its expertise in GAAP, accounting rules and the written submissions of the Parties delivered pursuant to and in accordance with this Section 2.6(c)(vi) with respect to the Disputed Items.  The determination of the Accountant in accordance with this Section 2.6(c)(vi) shall be binding and final for purposes of this Section 2.6 of this Agreement.  The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 2.6(c)(vi) shall be deemed the Final Closing Statement.

(vii)       Accountant’s Fees and Expenses.  The Accountant shall allocate its fees and expenses between Buyer and Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer, on the one hand, or Seller, on the other hand, such that Buyer bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to Buyer.  For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.

(d)          Payment of Post-Closing Adjustment Amount.  Within two (2) Business Days following the determination of the Final Closing Statement:

(i)          Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment Amount, if the Post-Closing Adjustment Amount is a positive number;

(ii)         Seller shall pay an amount to Buyer equal to the absolute value of the Post-Closing Adjustment Amount, if the Post-Closing Adjustment Amount is a negative number.

Neither Buyer nor Seller shall have any payment obligation pursuant to this Section 2.6(d) if the absolute value of the Post-Closing Adjustment Amount is less than $250,000.  Any payment made pursuant to this Section 2.6(d) shall be made by wire transfer of immediately available funds, pursuant to the instructions previously delivered by Buyer or Seller, as applicable.  Any such payment shall, for tax purposes, be deemed to be an adjustment to the consideration payable to Seller.

(e)          Final and Binding.  Notwithstanding anything to the contrary set forth herein, the final determination of Final Cash Consideration under Section 2.6(c)(iii) or Section 2.6(c)(vi) shall be binding and final for purposes of this Section 2.6 of this Agreement.

Section 2.7           Closing.  The closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 at 10:00 A.M. New York City time, on the fifth  Business Day following the date on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived, or at such other time and place as the Parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date”.

Section 2.8           Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)          the Closing Cash Consideration to be delivered pursuant to Section 2.5;

(b)          a duly executed counterpart of each of the Ancillary Agreements;

(c)          the final form of the R&W Insurance Policy, effective as of the Closing;

(d)          the certificate to be delivered pursuant to Section 6.3(c); and

(e)          such other instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets, in each case duly executed by Buyer or the applicable Buyer Ancillary Counterparty.

Section 2.9           Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer the following:

(a)          a duly executed certification that Seller is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); it being understood that notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certification, Buyer’s sole remedy shall be to withhold the requisite amount from the Closing Cash Consideration in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(b)          a duly executed counterpart of each of the Ancillary Agreements;

(c)          the certificate to be delivered pursuant to Section 6.2(c);

(d)          (i) any tangible embodiments of the Transferred Intellectual Property (other than Joint IP), (ii) any tangible embodiments of the Joint IP that are held for use by the Business (but in no event less than one copy of any tangible embodiment of the Joint IP), in each case of (i) and (ii), to the extent such tangible embodiments exist as of the Closing and are in the possession or control of Seller or any of its Affiliates, and (iii) one copy of the source code included in the Transferred Intellectual Property;

(e)          evidence reasonably satisfactory to Buyer that all Encumbrances (other than Permitted Encumbrances) related to Transferred Assets or the Business securing Indebtedness for Borrowed Money have been released; and to the extent requested by Buyer in respect of any specific Encumbrance (other than Permitted Encumbrances) on any Transferred Asset, evidence reasonably satisfactory to Buyer that such Encumbrances (other than Permitted Encumbrances) have been released; and

(f)          such other instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Transferred Assets, in each case duly executed by Seller.

Section 2.10         Nonassignability of Assets.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Transfer or attempted Transfer to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is (i) prohibited by any applicable Law or (ii) without a Permit, Consent, or, with respect to Government Prime Contracts, novation completed in accordance with FAR Part 42, Subpart 42.12 (“Novation”), would (A) constitute a breach or other contravention thereof, (B) subject Seller, Buyer, or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, (C) be ineffective, void or voidable, or (D) adversely affect the rights thereunder of Seller, Buyer or any of their respective officers, directors, agents or Affiliates and such Permit, Consent or Novation has not been obtained or completed prior to the Closing, then in each case, the Closing shall proceed without the Transfer of such asset unless the failure to Transfer such asset causes a failure of any of the conditions to Closing set forth in Article VI, in which event, the Closing shall proceed only if the failed condition is waived by the Party or Parties entitled to the benefit thereof.  In the event the Closing proceeds without the Transfer of any such asset (other than Government Prime Contracts requiring Novation, which shall be Transferred in accordance with Section 5.10), then such asset shall be regarded as a Transferred Asset for purposes of the calculations of Net Working Capital, Estimated Net Working Capital and Closing Net Working Capital required under Section 2.6 (but only if Buyer is provided with the economic claims, rights and benefits under such asset in accordance with this Agreement).  For a period of eighteen (18) months after the Closing, each of the Parties shall use its reasonable best efforts to promptly obtain such Permit or Consent; provided, that Seller shall not be required to make any out-of-pocket payments to third parties in order to obtain such Permit or Consent (except for out-of-pocket payments that Buyer agrees to reimburse to Seller), commence any litigation or make any material concessions in connection with its obligations under this Section 2.10.  Pending obtaining such Permit or Consent, Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible.  Buyer and Seller shall each pay their respective expenses of such cooperation and related actions.  Once the required Permit or Consent is obtained, Seller shall Transfer such asset to Buyer.  For so long as Seller holds any Transferred Assets and provides to Buyer any claims, rights and benefits of any such Transferred Assets pursuant to an arrangement described in this Section 2.10 or any Ancillary Agreement, Buyer shall indemnify and hold harmless Seller from and against all Losses incurred or asserted as a result of or in connection with Seller’s post-Closing direct or indirect ownership, management or operation of any such Transferred Assets, other than Losses to the extent resulting from or arising out of Seller’s gross negligence, willful misconduct, fraud or breach of its obligations pursuant to this Agreement.

Section 2.11         Affiliate Acquisitions.  Notwithstanding anything to the contrary contained in this Agreement, Buyer may, subject to Seller’s consent which may not be unreasonably withheld, conditioned or delayed, elect to have any or all of the Transferred Assets Transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates so long as no such election results in any greater cost or obligation to Seller as Seller would otherwise have had; provided, however, that no such election shall relieve Buyer of any of its obligations to Seller hereunder with respect to the Assumed Liabilities or otherwise.  The Final Cash Consideration shall be allocated among those Transferred Assets to be conveyed to Buyer and those Transferred Assets to be conveyed to the respective Affiliates of Buyer, but, for the avoidance of doubt, in no event shall the amount of the Final Cash Consideration or any other items to be paid for the Transferred Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Seller and Buyer be modified to the detriment of Seller as a result of the delivery of separate bills of sale, assignments and other closing documents.

Section 2.12         Allocation of the Purchase Price.  The Closing Cash Consideration and any other amounts treated as consideration for tax purposes (the “Tax Consideration”) shall be allocated among the Transferred Assets in accordance with a draft schedule prepared by Seller and delivered to Buyer within ninety (90) Business Days of the date on which the Post-Closing Statement is finally determined allocating the Tax Consideration to the Transferred Assets in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation Schedule”).  Buyer shall notify Seller within thirty (30) days of receipt of such Purchase Price Allocation Schedule of any objection Buyer may have thereto. Seller and Buyer agree to resolve any disagreement with respect to such Purchase Price Allocation Schedule in good faith.  Seller and Buyer shall report consistently with the Purchase Price Allocation Schedule on all Tax Returns and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Purchase Price Allocation Schedule unless required to do so following an audit by the Internal Revenue Service or by a final determination as defined in Section 1313 of the Code.

Section 2.13         Withholding Taxes.  Buyer shall be entitled to deduct and withhold such amounts as Buyer is required to deduct and withhold under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of any payment under this Agreement.  Other than with respect to any withholding requirement arising out of a change in Law or facts occurring after the date that is five (5) Business Days prior to the Closing Date, Buyer shall provide written notice of intent to withhold to Seller at least five (5) Business Days prior to such withholding.  With respect to any withholding requirement arising out of a change in Law or facts occurring after the date that is five (5) Business Days prior to the Closing Date, Buyer shall provide such written notice described in the immediately preceding sentence as soon as possible.  Buyer shall afford Seller the opportunity, and the Parties shall cooperate in good faith, to reduce or eliminate any such deduction or withholding.  To the extent that amounts are so deducted and withheld by Buyer and timely paid over to or deposited with the relevant Tax Authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to such payment hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Seller on or prior to the Execution Date (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, without reading any documents referenced therein) or (b) as explicitly set forth in the Seller Reports filed or furnished in the three years prior to the Execution Date (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” or “market risks” sections or other forward-looking disclosures that are not specific or are cautionary or predictive in nature), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

Section 3.1           Organization, Good Standing and Qualification.  Seller (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its assets and properties Related to the Business and to carry on the Business as presently conducted, and (c) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties Related to the Business or conduct of the Business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.2           Authority; Approval.  Seller has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transaction.  The execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction by Seller has been duly and validly authorized by all necessary corporate action on the part of Seller.  The execution, delivery and performance of each of the Ancillary Agreements to which Seller is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person.  No vote or consent of Seller’s stockholders is required to approve and authorize the consummation by Seller of the Transaction.  This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Seller and, when executed and delivered by Buyer and the other parties thereto, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 3.3           Governmental Filings; No Violations.

(a)          Other than (i) the filings and/or notices under the HSR Act, (ii) the appropriate facility clearance transfer approval by DCSA for the facility set forth on Section 3.3(a) of the Seller Disclosure Letter (“DCSA Approval”), (iii) notification of ownership changes (including notice of ownership changes under FAR 52.215-19) and (iv) consents to novation of certain Government Contracts by a Federal Government Customer (including novation under FAR Subpart 42.12), no notices, reports or other filings are required to be made by Seller, nor are any Permits required to be obtained by Seller from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the Transaction, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b)          The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Transaction and any transactions contemplated by the Ancillary Agreements will not, conflict with, or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets under any provision of (i) any certificates of incorporation, by-laws or comparable governing documents of Seller, (ii) any Material Contract or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transaction) compliance with the approvals contemplated by Section 3.3(a), any Law to which Seller, the Business and the Transferred Assets are subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 3.4          Financial Statements.

(a)          Set forth on Section 3.4(a) of the Seller Disclosure Letter is a copy of the unaudited balance sheet (the “Most Recent Balance Sheet”) and unaudited statements of income and cash flows for the Business for the fiscal year ended 2018 and for the nine months ended September 30, 2019 (the “Most Recent Balance Sheet Date”) (collectively, the “Financial Statements”).  The Financial Statements have been derived from Seller’s accounting records, which are maintained in accordance with GAAP, applied on a consistent basis as modified by the adjustments detailed in Section 3.4(a) of the Seller Disclosure Letter.  The Carve Out Financial Statements, when completed, will have been prepared in accordance with GAAP as consistently applied by Seller.  Buyer acknowledges that the Financial Statements were prepared, and when completed, the Carve Out Financial Statements have been prepared, solely for the purpose of the Transaction and that the Business has not been conducted on a stand-alone basis.  The Financial Statements include, and when completed, the Carve Out Financial Statements include, allocations, estimates and assumptions not necessarily indicative of the results of operations and financial position that would have resulted had the Business been operated and conducted on a stand-alone basis.

(b)          The Financial Statements fairly present, and when completed, the Carve Out Financial Statements fairly present, in all material respects the financial position of the Business during the applicable period presented therein (except as may be indicated in the notes thereto), subject to (i) the fact that the Business was not operated on a stand-alone basis during such periods and (ii) the fact that the Financial Statements and Carve Out Financial Statements (and the allocations and estimates made by the management of Seller in preparing such Financial Statements and Carve Out Financial Statements) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods and (B) may not be indicative of any such costs to Buyer and its Subsidiaries that will result following the Closing.  Except for those representations and warranties contained in this Section 3.4, neither Seller nor any other person makes any other representations or warranties with regard to the Financial Statements or Carve Out Financial Statements.

(c)          The Financial Statements were prepared, and when completed, the Carve Out Financial Statements have been prepared, based upon the information contained in the books and records of the Business.  The books and records of the Business have been maintained in all material respects in compliance with applicable legal and accounting requirements and fairly reflect, in all material respects, all dealings and transactions in respect of the businesses, assets and liabilities of the Business.

(d)          There has been no write-up or revaluation increasing in any material respect the book value of any of the Transferred Assets.  There have been no material transactions involving the Business that properly should have been set forth in the Financial Statements, and when completed, the Carve Out Financial Statements, and which have not been properly so set forth.  There are no significant deficiencies or material weaknesses in the design of internal controls over financial reporting that would reasonably be expected to adversely affect Seller’s ability in any material respect to record, process, summarize and report financial information Related to the Business.

(e)          All Accounts Receivable (other than Intercompany Accounts that are Accounts Receivable) are bona fide claims of Seller as of the Execution Date and arose from valid transactions in the Ordinary Course of Business.  Section 3.4(e) of the Seller Disclosure Letter sets forth an Accounts Receivable aging report for Accounts Receivable that is true, correct and complete in all material respects as of the Execution Date.

(f)          All accounts payable Related to the Business (other than Intercompany Accounts that are accounts payable) as of the Execution Date set forth on Section 3.4(f) of the Seller Disclosure Letter are bona fide claims against Seller as of the Execution Date and arose from valid transactions in the Ordinary Course of Business.  Section 3.4(f) of the Seller Disclosure Letter sets forth an aging report for accounts payable Related to the Business for Seller that is true, correct and complete in all material respects as of the Execution Date.

Section 3.5          Absence of Certain Changes.

(a)          Since the Most Recent Balance Sheet Date, Seller has conducted the Business in the Ordinary Course, consistent with past practices in all material respects (except for actions related to the negotiation, execution or delivery of this Agreement or the Transaction (or the sales process relating to the potential sale of the Business)).

(b)          From the Most Recent Balance Sheet Date until the Execution Date, there has not been any Change in the financial condition, properties, assets, liabilities, business or results of operations of the Business, which would, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect.

(c)          Since the Most Recent Balance Sheet Date, Seller has not taken any action, omitted any action or entered into any Contract that, if taken, omitted or entered into during the period from the date hereof until the Closing, would constitute a breach of clauses (i), (ii), (iii), (iv), (vii), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xix) of Section 5.1(a).

Section 3.6          Litigation.

(a)          There are no material Actions pending or, to Seller’s Knowledge, threatened, against Seller Related to the Business.

(b)          Seller is not a party to or subject to the provisions of any material Order of any Governmental Entity Related to the Business.

(c)          There are no material unsatisfied judgments outstanding against Seller Related to the Business.  There is no Action pending or, to Seller’s Knowledge, threatened against Seller that seeks to enjoin or obtain damages in respect of the consummation of the Transaction or that questions the validity of this Agreement or the Transaction Documents or any action taken or to be taken by Seller in connection with the consummation of the Transaction.

Section 3.7           No Undisclosed Liabilities.  There are no material Liabilities of the Business (whether accrued, absolute, contingent or otherwise) other than Liabilities that (a) have been reserved against or reflected in the Financial Statements, (b) were incurred since the Most Recent Balance Sheet Date in the Ordinary Course consistent with past practice, (c) are Excluded Liabilities or Permitted Encumbrances or are related to any Excluded Assets, (d) have been incurred pursuant to this Agreement, or (e) are future performance obligations under Material Contracts to which Seller is a party (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.8           Employee Benefits

(a)          Section 3.8(a) of the Seller Disclosure Letter sets forth a correct and complete list of each material Benefit Plan.

(b)          With respect to each material Benefit Plan, Seller has made available to Buyer correct and complete copies of the governing Benefit Plan document(s), including any amendments thereto.

(c)          Except as set forth in Section 3.8(c) of the Seller Disclosure Letter, (i) no Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA and (ii) neither Seller nor any of its Affiliates or ERISA Affiliates has, in the last six (6) years, sponsored, maintained or contributed to, or had any obligation to contribute to (or have any Liability with respect to) a “multiple employer plan” (within the meaning of the Code or ERISA) or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d)          Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code.

(e)          None of Seller or any of its Affiliates or ERISA Affiliates has engaged in a non-exempt prohibited transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the Execution Date (in the case of Taxes or penalties imposed by Section 4975 of the Code), would reasonably be expected to subject the Business to Taxes or penalties imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter or can rely on an opinion letter from the Internal Revenue Service, and no event has occurred and no condition exists that could reasonably be expected to result in the revocation of such letter.  No Liability, claim, action or litigation, has been made, commenced or, to Seller’s Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims) which could reasonably be expected to result in any material liability to Seller.

(f)          Neither the execution and delivery of this Agreement nor the consummation of the Transaction could, either alone or in combination with another event, (i) entitle any Business Employee to severance, change in control or similar pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Business Employee or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g)          No Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits to any Business Employee following such Business Employee’s retirement or termination of employment, except as required by applicable Law.

(h)          Seller, each of its Affiliates, and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Seller Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws at all relevant times, with respect to all Business Employees. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Seller, any of its Affiliates, or any Seller Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws with respect to any Business Employee in an amount that would be material.

(i)           No compensation has been or would reasonably be expected to be includable in the gross income of any Business Employee as a result of a violation of Section 409A of the Code.

(j)           There is no contract, agreement, plan or arrangement to which Seller is a party which requires Seller to pay a Tax gross-up or reimbursement payment to any Business Employee, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(k)          All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan have been timely paid or made in full in all material respects with respect to each Business Employee or any beneficiary or dependent thereof.

Section 3.9           Compliance with Laws; Licenses.

(a)          The Business is not being conducted, and since January 1, 2017 has not been conducted, in material violation of any Laws.  Except with respect to regulatory matters covered by Section 5.3 and Section 5.4, no material investigation or review by any Governmental Entity with respect to the Business is pending or, to Seller’s Knowledge, threatened.  Seller has obtained and is in compliance with all material Permits necessary to conduct the Business as presently conducted.  Seller has not received a written notice or, to Seller’s Knowledge, other communication that is currently pending alleging a possible material violation by Seller of any applicable Law or judgment, or any Permit, that is Related to the Business.  To Seller’s Knowledge, there are no facts or circumstances that would reasonably give rise to any material violation of any Law, judgment or Permit Related to the Business.

(b)          Section 3.9(b) of the Seller Disclosure Letter sets forth a complete list of all material Permits Related to the Business (the “Business Permits”), all of which are, as of the Execution Date, in full force and effect.  Seller has provided Buyer with true and complete copies of all Business Permits (other than occupancy Permits with respect to the Leased Real Property).  Seller has all Permits required under any applicable Law for the operation of the Business or the ownership of the Transferred Assets in all material respects, and owns or possesses such Permits free and clear of all Encumbrances (other than Permitted Encumbrances).  Seller is not in material default, nor has Seller received any notice, whether written or oral, of any material claim or default, with respect to any Business Permit.

Section 3.10         Material Contracts.

(a)          Section 3.10(a) of the Seller Disclosure Letter sets forth, as of the Execution Date, a list of each of the following Transferred Contracts:

(i)          each Real Property Lease;

(ii)         each Transferred Contract with any Federal Government Customer that generated recurring revenue in excess of $5,000,000 in the year ended December 31, 2019 (the “Material Government Contracts”);

(iii)        (A) each outstanding Government Bid existing as of the Execution Date, that, if accepted, would lead to a Government Contract that Seller reasonably expects to generate more than $5,000,000 in revenue to the Business in the year ended December 31, 2020 or (B) each outstanding task order Government Bid under a Government Contract that Seller reasonably expects to generate more than $5,000,000 in revenue to the Business in the year ended December 31, 2020 (the Government Bids described in clauses (A) and (B), together, the “Material Government Bids”);

(iv)        each Transferred Contract pursuant to which any license or access rights (including on a service basis) material to the Business is granted by Seller to a third party with respect to Transferred Intellectual Property (other than non-exclusive license agreements entered into with contractors, customers or clients);

(v)          each Transferred Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company material to the Business;

(vi)        each Transferred Contract that limits or purports to limit the freedom of Seller (or, after the Closing, Buyer or its Subsidiaries) to compete in any line of business with any Person or engage in any line of business within any geographic area, or otherwise materially restricts Seller’s (or, after the Closing, Buyer or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person;

(vii)       each Transferred Contract for the employment of any Business Employee pursuant to which such Business Employee earned in excess of $200,000 in the year ended December 31, 2019, or for the engagement of any individual independent contractor providing services to the Business pursuant to which such contractor earned in excess of $200,000 in the year ended December 31, 2019 (excluding, for the avoidance of doubt, any Contract with a Person that is not an individual that provides for services of leased labor);

(viii)      any Transferred Contract between Seller, on the one hand, and any Related Party of Seller, on the other hand, that will not be discharged at or prior to the Closing;

(ix)        any Transferred Contract for the disposition of any material assets of Seller (other than sales of inventory or services in the Ordinary Course of Business);

(x)         any Transferred Contract (other than Government Contracts) pursuant to which Seller has been granted by a third Person any license to any Intellectual Property Rights or pursuant to which a third Person has made available (including on a service basis) any Intellectual Property Rights to Seller (other than any Contract for COTS Software), in each case, where such Transferred Contract is material to the Business;

(xi)        any Transferred Contract (other than trade debt incurred in the Ordinary Course of Business) under which Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of $1,000,000;

(xii)       any Transferred Contract involving a research or development collaboration or similar arrangement;

(xiii)      any Transferred Contract granting any third party a security interest in any of the Seller’s assets;

(xiv)      each Transferred Contract creating Indebtedness for Borrowed Money;

(xv)       each Transferred Contract entered into at any time within the three (3) year period prior to the Execution Date pursuant to which Seller acquired another operating business or any other Contract with an earnout, deferred payment or other contingent payment obligation;

(xvi)       each Transferred Contract obligating Seller to purchase or otherwise obtain any product or service exclusively from a single party or granting any third party the exclusive right to develop, market, sell or distribute any products or services Related to the Business; and

(xvii)       each Transferred Contract containing a “most favored nation” or any right-of-first refusal or right-of-first-offer or similar provision in favor of any customer or other counterparty of Seller or a limitation on Seller’s ability to increase prices.

The Transferred Contracts that are, or are required to be, listed in Section 3.10(a) of the Seller Disclosure Letter, and each Transferred Contract that would have been listed on Section 3.10(a) of the Seller Disclosure Letter as of the Closing Date, are each a “Material Contract” and are, collectively, the “Material Contracts”.

(b)          Each of the Material Contracts is valid, binding and enforceable on Seller, and, to Seller’s Knowledge, each other party thereto, and is in full force and effect.  Seller is not, and, to Seller’s Knowledge, no other party to any Material Contract is, in any material respect, in violation of, or in default under, any such Material Contract.  No event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by Seller, or, to Seller’s Knowledge, any other party to a Material Contract.

(c)          Except as set forth on Section 3.10(c) of the Seller Disclosure Letter, as of the Execution Date, Seller has not received from any counterparties to any Material Contract: (i) any written notice or, to Seller’s Knowledge, any other notice of any material breach or default or any notice that any such party intends to terminate, cancel or not renew any Material Contract; (ii) any written claim, or to Seller’s Knowledge, any other claim for material damages or indemnification with respect to the products sold or performance of services pursuant to any Material Contract; or (iii) any notice that such party intends to substantially alter in a manner materially adverse to Seller (including as a result of any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) any such Material Contract. Seller has provided true, correct and complete copies of each Material Contract to Buyer.

(d)          Real Property.

(i)            Seller does not currently own any real property that is Related to the Business.

(ii)           Section 3.10(d)(ii)(A) of the Seller Disclosure Letter sets forth a list of all Real Property Leases (including references to each amendment thereto), and for each Real Property Lease, the name of the parties to such Real Property Lease, the date of such Real Property Lease, the term of the Real Property Lease and the size of the premises that are the subject of the Real Property Lease.  The Real Property Leases, when taken together with the Seller Services, constitute all of the interests in real property of Seller necessary for Seller to conduct the Business in all material respects as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business in all material respects as currently conducted.  Except as set forth on Section 3.10(d)(ii)(C) of the Seller Disclosure Letter, to Seller’s Knowledge, there are no conditions existing or actions pending or, to Seller’s Knowledge, threatened that would materially impair the adequacy of the Leased Real Property for that purpose.  As of the Closing, all amounts currently due and payable pursuant to the Real Property Leases have been paid in full or reserved for in the Closing Net Working Capital in accordance with GAAP.  Except as set forth on Section 3.10(d)(ii)(D) of the Seller Disclosure Letter, Seller has not entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy any Leased Real Property or any portion thereof or interest therein.  The improvements on the Leased Real Property are in safe working order, good operating condition and in a state of good maintenance and repair, in each case, in all material respects, ordinary wear and tear, casualty and condemnation excepted and are sufficient for the purposes for which they are presently being used.  No portion of any Leased Real Property is subject to any pending condemnation or eminent domain Action or other Action by any Governmental Entity and, to Seller’s Knowledge, there is no threat of condemnation or eminent domain proceedings or other proceedings with respect thereto.  The operations of Seller do not, nor to Seller’s Knowledge, does any Leased Real Property violate in any material respect any applicable building code, zoning requirement or other Law relating to the Leased Real Property or operations thereon.  To Seller’s Knowledge, no third-party claim has been made against Seller or against the landlord under any Real Property Lease based on an event or circumstance occurring on the Leased Real Property or relating to the use and occupancy by Seller of the Leased Real Property, and, to Seller’s Knowledge, no event or circumstance has occurred that would reasonably be expected to give rise to such a third-party claim.

(e)          Government Contracts.

(i)            Section 3.10(e)(i) of the Seller Disclosure Letter lists:
(A) all Current Government Contracts that generated recurring revenue in excess of $5,000,000 in the year ended December 31, 2019; (B) all Government Bids; (C) Current Government Contracts pursuant to which Seller is currently or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against Seller (or its successors in interest) by a Federal Government Customer, a prime contractor or a higher-tier subcontractor; (D) the top twenty-two (22) current Procurement Subcontracts; and (E) all Current Government Contracts for which there is an active claim or dispute with the Federal Government Customer, a prime contractor or a higher-tier subcontractor.  In each case, Seller has provided Buyer with access to true and correct copies of all documentation related thereto reasonably requested by Buyer (including any and all amendments and other modifications); except Seller has not provided copies of proposals as they contain pricing and other competitively-sensitive information as disclosure of this information may give rise to concerns under procurement and antitrust laws.  “Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired or terminated, or for which final payment has not yet been received, or for which the right of a Federal Government Customer or higher tier contractor to review, audit or investigate has not expired.

(ii)           Protests.  The Current Government Contracts (or, where applicable, prime Government Contracts under which any Current Government Contracts were awarded) are not the subject of bid or award protest proceedings.  To Seller’s knowledge, no such Government Contracts (or, where applicable, prime Government Contracts under which any Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings.  For clarity, Seller shall not be deemed have Knowledge that a Current Government Contract is reasonably likely to become the subject of bid or award protest proceedings unless:  (i) Seller knows that some element of its proposal is reasonably likely to engender a protest; or (ii) Seller knows a competitor has said it plans to submit a protest.  No Person has notified Seller that any Federal Government Customer, prime contractor or higher-tier subcontractor under a Current Government Contract intends to seek Seller’s agreement to lower rates in any material respect under any of the Current Government Contracts or Government Bids, including any task order under any Government Bids.

(iii)          Compliance with Contract Requirements.  Except as set forth in Section 3.10(e)(iii) of the Seller Disclosure Letter, since January 1, 2017 (A) Seller has fully complied in all material respects with all terms and conditions of each Government Contract and Government Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder, (B) Seller has complied in all material respects with all statutory and regulatory requirements, including the Department of Defense Grant and Agreement Regulations, the FAR, and any applicable agency-specific acquisition regulation and related cost principles, where and as applicable to each of the Current Government Contracts and the Government Bids, and (C) the representations, certifications and warranties made by Seller with respect to the Government Contracts or Government Bids were accurate as of their effective dates, and Seller has fully complied with all such certifications.  Seller is not subject to any “forward pricing” agreements with respect to the Business.

(iv)          Notice of Non-Compliance.  Except as set forth in Section 3.10(e)(iv) of the Seller Disclosure Letter, with respect to the Current Government Contracts, since January 1, 2017, no Federal Government Customer, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Seller in writing or, to Seller’s Knowledge, verbally of any actual or alleged material violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification.

(v)           False Claims, Defective Pricing and Requests for Pricing Reductions.  The Business has taken no action since January 1, 2017, and is not party to any litigation, that would reasonably be expected to give rise to (A) material liability under the False Claims Act, (B) a material claim for price adjustment under the Truth in Negotiations Act, or (C) any other request for a material reduction in the price of any Current Government Contracts, including claims based on actual or defective pricing.  Since January 1, 2017, there exists no basis for a claim of any material Liability of the Business by any Federal Government Customer as a result of defective cost and pricing data submitted to any Federal Government Customer.  Since January 1, 2017, Seller has not received any written, or, to Seller’s Knowledge, verbal allegations Related to the Business from employees, consultants or independent contractors with respect to any alleged act or omission that would be expected to give rise to a claim for (1) material liability under the False Claims Act, (2) a material price adjustment under the Truth in Negotiations Act, or (3) a material reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing.  During the ten-year period preceding the Execution Date, Seller has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Federal Government Customer with respect to (I) material liability under the False Claims Act, (II) a claim for material price adjustment under the Truth in Negotiations Act, or (III) any other request for a material reduction in the price of any Government Contracts, including claims based on actual or alleged defective pricing.

(vi)          Termination for Default or Convenience.  Except as set forth in Section 3.10(e)(vi) of the Seller Disclosure Letter, (A) Seller has not received any written show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts, (B) no termination for default, cure notice or show cause notice has been issued or threatened in writing, or, to Seller’s Knowledge, verbally and remains unresolved with respect to any Current Government Contract or Government Bid, and no event, condition or omission has occurred or exists that would constitute grounds for such action, (C) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Current Government Contract were current, accurate and complete in all material respects as of their submission date, and (D) none of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default in any material respect under any Current Government Contract or cause a termination of any Current Government Contract.  Seller has not received any written, or, to Seller’s Knowledge, verbal notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(vii)         Suspension and Debarment.  Since January 1, 2017, neither Seller nor its Representatives in connection with the performance of their duties for or on behalf of Seller has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed as an excluded party on the System for Award Management at http://www.sam.gov.  Since January 1, 2017, no debarment, suspension or exclusion proceeding has been initiated against Seller or any of Seller’s Representatives in connection with the performance of their duties for or on behalf of Seller.  To Seller’s Knowledge, no circumstances exist that would warrant the institution of suspension or debarment proceedings against Seller or any of Seller’s Representatives in connection with the performance of their duties for or on behalf of Seller.

(viii)        Audits, Investigations and Enforcement Actions.  Except as set forth in Section 3.10(e)(viii) of the Seller Disclosure Letter, (A) since inception of each Current Government Contract, Seller has not undergone and is not currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any such Current Government Contract that was or is not routine or not in the Ordinary Course of Business, (B) Seller has not received written, or, to Seller’s Knowledge, verbal, notice of, and Seller has not undergone, any review (that was or is not routine or not in the Ordinary Course of Business) or investigation relating to any Current Government Contract, (C) no such audit, review, inspection, investigation, survey or examination of records is, to Seller’s Knowledge, threatened in writing or, to Seller’s Knowledge, verbally or pending, and (D) Seller has not received any official notice that it is or was being specifically audited (except audits that are that are routine or in the Ordinary Course of Business) or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, any state Attorney General, the contracting officer, or the Department of Justice (including any United States Attorney) with respect to any Government Contract.

(ix)          No Events or Omissions.  Except as set forth in Section 3.10(e)(ix) of the Seller Disclosure Letter, to Seller’s Knowledge, as of the Execution Date, there are no events or omissions that would reasonably be expected to result in (A) a material claim against Seller by a Federal Government Customer or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Current Government Contract or Government Bid, or (B) a material dispute between Seller and a Federal Government Customer or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Current Government Contract or Government Bid.

(x)           Losses and Cost Overruns; No Improper Payments.  Except as set forth in Section 3.10(e)(x) of the Seller Disclosure Letter, no Current Government Contract has incurred or currently projects material losses or cost overruns, nor will any Government Bid or other bid, offer or proposal, if accepted or entered into, obligate Seller to process, manufacture or deliver products or perform services that are reasonably expected or currently projected, to incur material losses or cost overruns.  No payment Related to the Business has been made by Seller or by a Person acting on Seller’s behalf to any Person (other than to any bona fide employee or agent of Seller, as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any Current Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.

(xi)          Warranties and Guaranties.  Except as set forth in Section 3.10(e)(xi) of the Seller Disclosure Letter, no written material claims, or to Seller’s Knowledge, material claims threatened in writing or verbally, exist against Seller with respect to express warranties and guarantees contained in Government Contracts on products or services provided by Seller; and no such material claims have been made against Seller.  No amendment has been made to any written warranty or guarantee contained in any Current Government Contract that would reasonably be expected to result in an adverse effect on Seller in any material respect.  Seller has not taken any action which would reasonably be expected to give any Person a right to make a material claim under any written warranty or guarantee contained in any Government Contract.

(xii)         Ethics Rules.  Seller is in compliance with the FAR ethics rules and suspension / debarment regulations that went into effect on December 12, 2008 (the “FAR Ethics Rule”).  Seller has undertaken the appropriate level of review or investigation to determine whether Seller is required to make any disclosures to any Governmental Entity under the FAR Ethics Rules.  To Seller’s Knowledge, there exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rule.

(xiii)        Intellectual Property Funding and Employment.   No government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any material Transferred Intellectual Property or any material products of the Business, and no Governmental Entity, including any university, college, other educational institution or research center has any claim or right in or to any such Transferred Intellectual Property or any such products of the Business. To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any material element of any Transferred Intellectual Property or any material products of the Business, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(xiv)        Intellectual Property Documentation, Legends and Disclosures.  Seller has used commercially reasonable efforts to ensure, (A) all technical data, computer software and computer software documentation (as those terms are defined under the FAR and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected in all material respects so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided; and (B) all disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided for all inventions to be conveyed as Transferred Intellectual Property to Buyer pursuant to this Agreement and the Ancillary Agreements, as applicable.

(xv)         Security Clearances.  Seller, and to Seller’s Knowledge, its employees, are in compliance in all material respects with all national security obligations, including (to the extent applicable) those specified in the NISPOM and related security regulations.  For each facility security clearance (“FCL”) and national industrial security authorization and accreditation held by Seller for a facility to be conveyed to Buyer pursuant to this Agreement, Seller holds at least a “satisfactory” rating from the Defense Counterintelligence and Security Agency (“DCSA”) or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each FCL or national industrial security authorization or accreditation.  To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the suspension, invalidation, or revocation of any FCL or national industrial security authorization or accreditation held by Seller for a facility to be conveyed to Buyer pursuant to this Agreement.

(xvi)        Personnel.  All personnel who performed or are currently performing under any Current Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged.  All personnel listed in any Government Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation.  Seller has not replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Federal Government Customers and any other party whose consent is required for replacement of personnel.

(xvii)       With respect to the multiple award schedule Government Contracts identified on Section 3.10(e)(xvii) of the Seller Disclosure Letter, Seller has complied in all material respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Current Government Contract, and there are no facts or circumstances that would reasonably be expected to result in a demand by a Federal Government Customer for additional payment(s) based upon Seller’s failure to comply with the Industrial Funding Fee payments.

(xviii)      Cybersecurity.  Except as set forth in Section 3.10(e)(xviii) of the Seller Disclosure Letter, with respect to the Business:

(A)          Seller has implemented and maintained organizational, physical, administrative, and technical safeguards consistent in all material respects with industry standards that are required under applicable Laws (collectively, “Measures”).

(B)          Seller has implemented written information security policies (“Seller Security Policies”) to the extent required under applicable Laws that govern an information security program that (1) identify internal and external risks to the confidentiality, integrity, and availability of the information and Information Systems (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby) of Seller; and (2) implement, monitor, and improve adequate and effective safeguards to control such risks.  The Seller Security Policies are consistent in all material respects with the industry standards.  Seller complies in all material respects with the Seller Security Policies.  “Information Systems” means a discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

(C)          Seller complies in all material respects with (1) applicable contractual requirements (such as the Department of Defense FAR Supplement 252.204-7012), and (2) applicable Laws, concerning the safeguarding of information and Information Systems (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby).

(D)          Since December 31, 2016, Seller has not experienced a Security Incident that triggered reporting requirements by Seller or Subcontractor pursuant to the Department of Defense FAR Supplement 252.204-7012, or that were or are required by Law.  “Security Incident” means an occurrence that: (a) impacts the confidentiality, integrity, or availability of an Information System, (b) impacts the information the Information System processes, stores, or transmits, and/or (c) constitutes a violation or imminent threat of violation of Seller Security Policies, including acceptable use policies, or any security procedures, contractual requirements, or applicable Laws concerning the safeguarding of information and Information Systems (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby).

Section 3.11         Assets.

(a)          Seller has, and at the Closing Seller will Transfer to Buyer, (i) fee simple title to, or, subject to the expiration of any Real Property Leases in the Ordinary Course, a valid and binding leasehold interest in, the Leased Real Property, as applicable, and (ii) good title to, or has a valid leasehold interest in or valid rights under Contract to use, the Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

(b)          Upon the Closing, Buyer shall acquire good and valid title to, and in the case of any leased assets, valid leasehold interests in, each of the Transferred Assets, in each case free and clear of Encumbrances other than Permitted Encumbrances, and except as expressly contemplated by the Transaction Documents or for consents required in respect of leased assets, no restrictions on the Transferred Assets (other than any restrictions created by Buyer or its Affiliates) shall restrict Buyer’s right to resell, license or sublicense any of the Transferred Assets.

(c)          No Affiliate of Seller owns any asset that is material, individually or in the aggregate, to the operation of the Business as conducted or as currently proposed to be conducted, that would constitute a Transferred Asset pursuant to Section 2.1 if such asset was held by Seller.

(d)          Except for the Excluded Seller Leased Property and the services and assets listed on Section 3.11(d) of the Seller Disclosure Letter, the Transferred Assets, when taken together with the Seller Services, constitute all the assets, properties and rights (in each case, other than Intellectual Property Rights) of Seller necessary and sufficient to conduct the Business in all material respects as currently conducted immediately prior to the Closing and, immediately after the Closing, necessary and sufficient for Buyer to continue to operate and conduct the Business in all material respects as currently conducted.

Section 3.12          Environmental Matters.

(a)          Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) the Business is in compliance with, and for the past three (3) years has been in compliance with, all applicable Environmental Laws, (ii) Seller possesses, complies with, and has for the past three (3) years complied with all Permits required under applicable Environmental Laws for the occupation of the Leased Real Property and the operation of the Business as presently conducted, (iii) Seller has not received any claim, notice of violation or citation in connection with the occupation of the Leased Real Property or the operation of the Business during the past three (3) years alleging any violation of or liability under any applicable Environmental Law except for matters that have been resolved and are no longer outstanding, (iv) there are no Actions pending, or to Seller’s Knowledge, threatened, concerning Seller’s compliance with or liability under any Environmental Law in connection with Seller’s operation of the Business except for matters that have been resolved, and (v) to Seller’s Knowledge, with respect to the Business, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released or exposed any Person to, any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any substance, that could reasonably be expected to give rise to any material liabilities with respect to the Business, including any such liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any material or potentially material investigative, corrective or remedial obligations, pursuant to the CERCLA or any other Environmental Law.  “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.  “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment, including but not limited to “release” as defined in CERCLA or any other Environmental Law.  “Hazardous Substance” means any contaminant, pollutant or other hazardous or toxic substance, waste or material in any form that is subject to regulation due to a potential for harm or, as to which, liability or standards of conduct are imposed under any Environmental Law.

(b)          Notwithstanding anything to the contrary set forth herein, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties provided by Seller concerning the Business relating to any Environmental Law.

Section 3.13         Taxes.

(a)          All material Tax Returns required to be filed by Seller with respect to the income or operations of the Business or the ownership of the Transferred Assets for any Pre-Closing Tax Period have been filed (taking into account extensions), and such Tax Returns, insofar as they relate to the income or operations of the Business or ownership of the Transferred Assets for any Pre-Closing Tax Period, are true, correct and complete in all material respects.

(b)          All material Taxes with respect to the income or operations of the Business or the ownership of the Transferred Assets (whether or not shown on a Tax Return) have been timely paid, except for any such Taxes being contested in good faith or for which reserves have been set aside in the Financial Statements.

(c)          There are no material Encumbrances with respect to Taxes (other than Permitted Encumbrances) on the Transferred Assets.

(d)          To Seller’s Knowledge, no material claim has been made by any Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is subject to material taxation with respect to the income or operations of the Business or the ownership of the Transferred Assets for any Pre-Closing Tax Period in that jurisdiction, which claim has not been withdrawn, settled or otherwise resolved.

(e)          All material Taxes that Seller is (or was) required by Law to withhold or collect with respect to the income or operations of the Business or the ownership of the Transferred Assets in connection with amounts paid or owing to any employee, representative, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(f)          To Seller’s Knowledge, Seller is not the subject of an audit or other examination of material Taxes by the Tax authorities of any nation, state, province or locality with respect to the income or operations of the Business or the ownership of the Transferred Assets and no such audit is threatened in writing or pending.

(g)          Nothing in this Agreement (including this Section 3.13) shall be construed as providing a representation or warranty (i) with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) with respect to the Business or Transferred Assets or (ii) that could give rise to indemnification relating or attributable to Taxes.

Section 3.14         Labor Matters.

(a)          Seller is not a party to or bound by, and no Business Employee is covered by, any collective bargaining agreement or other Contract with a labor union or like organization relating to the respective Business activities of Seller, and to Seller’s Knowledge, there are and since January 1, 2017 there have been no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Business Employees or decertify any labor organization.

(b)          There is, and since January 1, 2017 there has been, no strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance, pending or, to Seller’s Knowledge, threatened against or involving Seller with respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.  Each of Seller and its Affiliates is and since January 1, 2017 has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, in each case, with respect to the Business.  Seller and each of its Affiliates has fully and timely paid all wages, wage premiums, prevailing wages, wage penalties, salaries, commissions, bonuses, expense reimbursements, and other compensation that have come due and payable to the Business Employees in all material respects.  Seller has properly classified in all material respects each individual independent contractor who is providing services to the Business.  Section 5.7(a) of the Seller Disclosure Letter identifies all Business Employees as of the Execution Date.  With respect to the Business, Seller has not implemented any employee layoffs that required notice under the Worker Adjustment and Retraining Notification Act or any similar Law, and no such activities are currently contemplated, planned or announced.

(c)          Section 3.14(c) of the Seller Disclosure Letter sets forth, as of the Execution Date, the name of each Inactive Business Employee and such Inactive Business Employee’s reservation of employment period.

Section 3.15         Intellectual Property.

(a)          Seller has sole title to and ownership of the Transferred Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances) or other rights or claims of others as to ownership, possesses legally enforceable rights to use under valid and subsisting written license agreements, all third party Intellectual Property Rights licensed to Seller and used in the Business (the “Third Party Intellectual Property Rights”), and has the right to grant the licenses under the Seller Licensed Intellectual Property to Buyer.

(b)          The Transferred Intellectual Property, the Retained Names, Third Party Intellectual Property Rights and the Seller Licensed Intellectual Property, together with the rights provided pursuant to the Transferred Contracts and Ancillary Agreements, constitute all of the Intellectual Property Rights that are used in the conduct of the Business as conducted by Seller or as currently proposed by Seller to be conducted by Seller prior to the Closing.

(c)          As of the Execution Date, Section 3.15(c) of the Seller Disclosure Letter lists (i) all applications and registrations of Patents, Copyrights or Trademarks included in the Transferred Intellectual Property, including all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all trademark and copyright registrations; (ii) other than Transferred Contracts, all Contracts to which Seller is a party and pursuant to which Seller licenses any Third Party Intellectual Property Rights incorporated or embedded in the CloudForte Product or the LeanGov Product; and (iii) other than Transferred Contracts, all Contracts to which Seller is a party and pursuant to which Seller has provided or agreed to provide or make available source code (other than Public Software) used in any product or service developed, sold, licensed, delivered or otherwise provided by the Business to any Person (other than Stealth, ClearPath or InteliServe or any other product or service that is covered under the Value Added Reseller Agreement).  Seller is not a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Section 3.10(a)(x) of the Seller Disclosure Letter under the terms of Section 3.10(a)(x).  Each such registration or application included in the Transferred Intellectual Property was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth in Section 3.15(c) of the Seller Disclosure Letter, no renewal, fee, payment or other actions are required to be taken with respect to any such registration within six (6) months after the date hereof for the purpose of obtaining, maintaining, perfecting, preserving or renewing any such registrations or applications, or otherwise.  As of the Execution Date, Section 3.15(c) of the Seller Disclosure Letter lists, for each application relating to the Transferred Intellectual Property, the applicable filing or registration number, the names of all current applicant(s) and registered owner(s), and the current status of each application.

(d)          In the past six (6) years, Seller has received no written communications alleging that the conduct of the Business has violated any Person’s Intellectual Property Rights.  Neither (i) the development, marketing, sale, licensing or distribution of the products or services by the Business nor (ii) the conduct of the Business infringes, conflicts with or misappropriates, or, in the past six (6) years, has infringed, conflicted with or misappropriated, any Intellectual Property Rights of any Person.  No action, suit, investigation or claim is, or, in the past six (6) years, has been, pending or, to Seller’s Knowledge, threatened in writing against Seller with regard to any Person’s right in any Transferred Intellectual Property, including any allegation of infringement or misappropriation, or challenging the ownership, right to use, sell, distribute, license or sublicense, the validity or enforceability of any Transferred Intellectual Property.  There are no judgments, orders or decrees to which Seller is a party or by which Seller is bound that involve indemnification by Seller with respect to infringement or misappropriation of Intellectual Property Rights by the development, marketing, sale, licensing or distribution of the products or services by the Business or the conduct of the Business.  To Seller’s Knowledge, none of the Transferred Intellectual Property is being infringed by activities, products or services of, nor is it being misappropriated by, any other Person.

(e)          The IT Assets used by the Business are in good working condition, and to Seller’s Knowledge, in the past three (3) years, such IT Assets have not been subject to any breach of security or any unauthorized access that has resulted in a material disruption or interruption in the operation of the Business.  No Public Software is incorporated into or integrated with any proprietary Software that is Transferred Intellectual Property that (i) requires the licensing, disclosure or distribution of any source code of such Software that is Transferred Intellectual Property (other than source code that is a part of such Public Software), (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing such Software that is Transferred Intellectual Property, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer such Software that is Transferred Intellectual Property, or (iv) requires the licensing or other distribution of such Software that is Transferred Intellectual Property (other than source code that is a part of such Public Software) to any other Person for the purpose of making derivative works.  “Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source code Software (e.g., Linux) or similar licensing or distribution models, including  Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License, (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the BSD License, (h) the Apache License, or (i) any other license described by the Open Source Initiative as set forth at www.opensource.org.

(f)          Seller has taken reasonable steps to maintain, protect, enforce and preserve the Transferred Intellectual Property, including to protect and preserve the confidentiality of all material Trade Secrets and other material confidential information of Seller contained in the Transferred Intellectual Property.  No unauthorized disclosure of any such material Trade Secrets or other confidential information has occurred.  All officers, employees, consultants and independent contractors of Seller who have had access to such material Trade Secrets have executed and delivered to Seller agreements (a form of which has been provided to Buyer) that maintain the confidentiality of Trade Secrets.  To Seller’s Knowledge, there has been no violation of Seller’s policies or practices related to the protection of such Trade Secrets or of any such confidentiality or nondisclosure agreement relating to the Transferred Intellectual Property.

(g)          All material Transferred Intellectual Property has been developed by employees, consultants or independent contractors of Seller or its Subsidiaries (or by employees, consultants or independent contractors of entities with respect to which Seller or any of its Subsidiaries has acquired assets), within the course and scope of their employment or services, who have executed and delivered to Seller or its Subsidiaries, as the case may be, agreements (a form of which has been provided to Buyer) that maintain the confidentiality of Trade Secrets included in the Transferred Intellectual Property and assign such person’s rights in such Transferred Intellectual Property to Seller or its Subsidiaries, as the case may be.  To Seller’s Knowledge, no present or former officer, employee, consultant or independent contractor of Seller or any of its Subsidiaries has claimed any right, title or interest in or to any Transferred Intellectual Property.

(h)          No Governmental Entity, including any university, research institute or other similar organization has sponsored any research by Seller related to the Business or been involved with or otherwise sponsored any development of any material Transferred Intellectual Property.

(i)           No proceeding is pending or, to Seller’s Knowledge, is being or has, in the past six (6) years, been threatened in writing, nor has any claim or demand been made in the past six (6) years in writing, which challenges the legality, validity, or enforceability of any agreement relating to Third Party Intellectual Property Rights.

(j)          Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Transferred Intellectual Property to any Person or to refrain from enforcing any rights in such Transferred Intellectual Property.  The Transferred Intellectual Property does not contain any material disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device,” spyware, keyboard logger, Trojan horse or other material disruptive or malicious code that may be or is intended to impair the intended performance of or otherwise permit unauthorized access to, hamper, delete or damage such product or service or any computer system, Software, network or data.  Seller has taken commercially reasonable actions to maintain, protect and police the integrity and security of the products and services developed, sold, licensed, delivered or otherwise provided by the Business, including the protection and policing against all unauthorized use of, access to, or “hacking” into such products or services or the Software, systems, networks, customer data files, databases and computers utilized by Seller in the operation of the Business.  No Person has any right to access or use any source code (other than Public Software incorporated or integrated with such source code) included in the Transferred Intellectual Property, except pursuant to valid, written non-disclosure agreements that obligate that Person to maintain the confidentiality of such source code, no such source code is held by a third party in a source code escrow deposit, and to Seller’s Knowledge, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the transactions contemplated hereby, result in the disclosure or release of such source code by Seller or any other Person to any third party.

(k)          As of the Execution Date, set forth in Section 3.15(k) of the Seller Disclosure Letter are all material Internet domain names and universal resource locators (URLs)  exclusively related to or exclusively used in the Business, but that do not contain “Unisys” or any Trademark confusingly similar thereto (“Transferred Domain Names”).  Seller is the sole registrant of all Domain Names, and all registrations of Domain Names are in good standing and registered until the dates set forth in Section 3.15(l) of the Seller Disclosure Letter.  No Action is pending or, to Seller’s Knowledge, has been threatened in the past six (6) years, to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of Seller to use a Domain Name.  Seller has all right, title and interest in and to, and rights to use on the Internet and otherwise, the Domain Names.  Seller is the owner of, or has sufficient rights to display, all content, data, code and other information displayed, used or made available on the website associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names.

(l)           Except as set forth in Section 3.15(l) of the Seller Disclosure Letter or as otherwise contemplated by this Agreement, the Ancillary Agreements or the Transactions, Seller has not (i) transferred, or agreed to transfer or granted a right to transfer, ownership (or joint or partial ownership) of any Transferred Intellectual Property to any Person, (ii) granted or agreed to grant to any Person any exclusive license of or exclusive right to use, or authorized the retention by any Person of any exclusive rights to use or joint ownership of, any of the Transferred Intellectual Property, or (iii) permitted any of the registered Transferred Intellectual Property to lapse or expire.

(m)         Except as set forth in Section 3.15(m) of the Seller Disclosure Letter, Seller has not, in the past six (6) years, brought, or threatened in writing to bring, any claims, actions or lawsuits alleging (i) misappropriation or infringement of any of the Transferred Intellectual Property or (ii) breach of any license, sublicense or other agreement authorizing another Person to use any of the Transferred Intellectual Property, and, to Seller’s Knowledge, there do not exist any facts which could form the basis of a material claim, action or lawsuit alleging the same.  Seller has not entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Transferred Intellectual Property.

(n)          Except as set forth in Section 3.15(n) of the Seller Disclosure Letter, no product or service developed, sold, licensed, delivered or otherwise provided by the Business is sold, licensed, distributed or otherwise made available by Seller as Public Software.  All Public Software used, sold, licensed or distributed by Seller is and has been used, sold, licensed and distributed in compliance in all material respects with all underlying open source license agreements.

(o)          Use of User Data.

(i)            The use, license, sublicense and sale by Seller of any User Data collected from users at any website operated by Seller at any of the Domain Names have complied in all material respects with the applicable published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against Seller.  “User Data” means, to the extent collected or acquired by or on behalf of Seller in connection with the conduct of the Business, (a) all data related to impression and click-through activity of licensees or users, including user identification, licensing transactions and associated activities, at a website and all other data associated with a user’s or licensee’s behavior on a website, including any e-mail lists or other user or licensee information acquired by Seller directly or indirectly from a third party that collected such information, (b) all data that contains a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, physical address, photograph, identifier uniquely associated with a natural person such as a social security number, driver’s license number, credit or debit card number, passport number or customer number (but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person), or any other information that, alone or in combination, allows the identification of a natural person, (c) known, assumed or inferred information or attributes about a user, and (d) all derivatives and aggregations of (a), (b) and (c) above, including user profiles.

(ii)           Seller is in compliance in all material respects with all Laws, Privacy Policies and contractual obligations binding on Seller that relate to or govern the compilation, use and transfer of User Data.  To the Knowledge of Seller, the products and services developed, sold, licensed, delivered or otherwise provided by the Business do not include any functionality or capability that when used in accordance with the terms of the applicable Contract violates any Law, including the Computer Fraud and Abuse Act and any Law relating to “hacking,” trespass or unauthorized use.

(iii)          There is no suit, action or other proceeding (including any audit or investigation) pending or, to Seller’s Knowledge, threatened in the past three (3) years by any Person or any Governmental Entity involving the use, disclosure or transfer of any User Data by Seller, nor has Seller, in the past three (3) years, received any written communication from any Governmental Entity regarding the use, disclosure or transfer of any User Data by Seller.

(iv)          Neither the Privacy Policies nor any Law restricts, limits or prohibits the transfer of User Data to Buyer or otherwise limits Buyer from succeeding to all rights and privileges of Seller with respect to such User Data (it being understood that, following such transfer, such User Data will remain subject to the applicable use limitations set forth in such Privacy Policies).

(v)           To Seller’s Knowledge, in the past three (3) years, no Person has obtained unauthorized access to User Data stored on the computer systems owned, leased or operated by Seller (including any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of Seller (including any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by Seller in any material manner.

(p)          The execution, delivery and performance by Seller of this Agreement and the other documents contemplated hereby, the consummation by Seller of the transactions contemplated hereby and thereby, and the fulfillment by Seller of the terms hereof and thereof do not and will not, directly or indirectly (with or without notice or lapse of time) cause Seller to be in breach, violation or default under any license, sublicense or other agreement relating to the Transferred Intellectual Property, the Seller Licensed Intellectual Property (within the scope of the Business) or any of the products and services developed, sold, licensed, delivered or otherwise provided by the Business, or to terminate or modify or entitle any other Person to any such license, sublicense or agreement to terminate or modify, such license, sublicense or agreement.

Section 3.16         Brokers and Finders.  Neither Seller nor any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transaction, except that Seller has employed Centerview Partners LLC as its financial advisor in connection with the Transaction.

Section 3.17         Anti-Corruption and Anti-Bribery.

(a)          Anti-Corruption.  During the five-year period prior to the Execution Date, neither Seller nor, to Seller’s Knowledge, any of Seller’s Representatives, nor any of Seller’s independent sales representatives, resellers, consultants, intermediaries and distributors, in each case, that are Related to the Business have violated in any material respect:  (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or (ii) any other applicable anti-corruption or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity of any jurisdiction applicable to Seller (collectively, the “Applicable Anti-Corruption Laws”).

(b)          Absence of Certain Payments.  During the five year period prior to the Execution Date, neither Seller, nor any of Seller’s Representatives directly or indirectly, in each case, Related to the Business, (i) used any of the Seller’s funds for unlawful or unrecorded contributions, gifts, entertainment or other unlawful or unrecorded expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Seller’s funds, (iii) established or maintained any unlawful fund of the Seller’s monies or other assets, (iv) made any false or fictitious entry on the books or records of Seller, or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Public Official or other person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Seller, or to pay for favorable treatment for business secured or for special concessions already obtained for Seller.

Section 3.18         Related Parties.  Except as set forth in Section 3.18 of the Seller Disclosure Letter, there are no Contracts, transactions or other business arrangements between Seller, on the one hand, and any Affiliate or Related Party of Seller, on the other hand, in each case related to the Business.  “Related Party” means (a) any Affiliate of Seller, (b) each individual who is (i) an officer, director or member of management of Seller or any of its Affiliates, or (ii) a member of the immediate family (including parents, brothers, sisters, in-laws, spouses, and children) of any of the individuals referred to in clause (b)(i) above, and (c) any entity which is controlled by any of the individuals referred to in clause (b) above.  None of Seller’s Affiliates or Related Parties has any material interest in any material property that is related to the Business or used or currently proposed to be used by Seller in the Business.   None of Seller’s Affiliates or Related Parties has any material interest in any third party provider of products or services to Seller (or in any Person that has had business dealings with Seller or a material financial interest in any transaction with Seller), in each case related to the Business or related to any asset used or currently proposed to be used by Seller in the Business.

Section 3.19         Insurance.  All material insurance policies of Seller relating to the Business (the “Insurance Policies”) are in full force and effect, all premiums due and payable under all such policies have been paid or are accrued on the Most Recent Balance Sheet and Seller is otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.20        No Other Representations or Warranties.  Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transaction or with respect to the accuracy or completeness of any other information provided, or made available, to Seller in connection with the Transaction and Seller has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement.  Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV of this Agreement, Seller acknowledges and agrees that it has not relied on any other information provided, or made available, to Seller in connection with the Transaction, and that neither Buyer nor any of its Affiliates or any other Person shall be subject to any liability to Seller or any other Person resulting from (i) any misrepresentation or omission by Buyer or its Affiliates or any other Person with respect to such information or (ii) Seller’s use of any such information, including information, documents, projections, forecasts or other material made available to Seller or its respective agents or representatives in any “data rooms,” teasers, confidential information memorandums, management presentations or otherwise in connection with the Transaction, unless any such information is expressly and specifically included in a representation or warranty contained in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Seller by Buyer on or prior to the Execution Date (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, without reading any documents referenced therein), or (b) as explicitly set forth in the Buyer Reports filed or furnished in the three (3) years prior to the Execution Date (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” or “market risks” sections or other forward-looking disclosures that are not specific or are cautionary or predictive in nature), Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

Section 4.1           Organization, Good Standing and Qualification.  Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.  Buyer has made available to Seller complete and correct copies of Buyer’s certificate of incorporation and by-laws, each as so delivered is in full force and effect.

Section 4.2           Authority; Approval.  Buyer and each of its Affiliates that is a party to any of the Transaction Documents has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transaction.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transaction by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer.  The execution, delivery and performance of each of the Ancillary Agreements to which Buyer or any of its Affiliates is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person.  No vote or consent of Buyer’s stockholders is required to approve and authorize consummation by Buyer of the Transaction.  This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Buyer and, when executed and delivered by Seller and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3           Governmental Filings; No Violations.

(a)          Other than the approvals contemplated by Section 3.3(a), no material notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or the consummation of the Transaction, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.

(b)          The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Transaction and any transactions contemplated by the Ancillary Agreements will not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) Buyer’s certificate of incorporation, by-laws or similar organizational documents, (ii) any contract, note, mortgage, indenture, arrangement or other obligation binding upon Buyer, or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transaction) compliance with the approvals contemplated by Section 3.3(a), any Law to which Buyer is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.

Section 4.4           Litigation.  There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.  Buyer is not a party to or subject to the provisions of any material Order of any Governmental Entity.  There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer that seeks to enjoin or obtain damages in respect of the consummation of the Transaction or that questions the validity of this Agreement or the Transaction Documents or any action taken or to be taken by Buyer in connection with the consummation of the Transaction.

Section 4.5           Available Funds.  Buyer has delivered to Seller (i) a true, correct and complete copy of a fully executed commitment letter dated on or about the date of this Agreement from the Financing Sources (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced, waived or extended from time to time after the date of this Agreement in compliance with Section 5.22 (collectively, the “Commitment Letter”)), and (ii) true, correct and complete (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps and other customarily-redacted economic terms, but which redacted information does not relate to or adversely affect the amount, availability, enforceability or conditionality of the Financing) copies of fully executed fee letter(s) and engagement letter(s) with respect to fees and related arrangements with respect to the Financing (collectively, the “Fee Letter”, and together with the Commitment Letter, the “Commitment Papers”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (being collectively referred to as the “Financing”).  “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.  As of the date of this Agreement, the Commitment Papers have not been amended or modified, and, to the Knowledge of Buyer, no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in the Commitment Papers have been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Buyer, no such withdrawal, termination or rescission is contemplated; provided, that the existence or exercise of “market flex” or similar provisions contained in the Fee Letter shall not constitute an amendment or modification of the Commitment Papers. Assuming the Financing is funded in accordance with the Commitment Letter, Buyer will have sufficient cash on hand on the Closing Date to pay the Closing Cash Consideration and all other cash amounts payable pursuant to this Agreement. As of the date of this Agreement, the Commitment Papers are (y) legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, enforceable in accordance with their respective terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto (in each case, subject to bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies) and (z) in full force and effect. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under the Commitment Papers. The only conditions precedent (including any market “flex” provisions contained in the Commitment Papers) related to the obligations of the Financing Sources under the Commitment Papers to fund the full amount of the Financing are those expressly set forth in the Commitment Papers and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Financing. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy on a timely basis all of the terms and conditions to be satisfied by it in the Commitment Papers on or prior to the Closing Date, nor does Buyer have Knowledge that any of the Financing Sources will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Papers that could reasonably be expected to adversely affect the amount, availability, enforceability or conditionality of the Financing contemplated by the Commitment Papers. Buyer has paid in full any and all commitment fees or other fees that are required to be paid on or before the date of this Agreement pursuant to the terms of the Commitment Papers. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Buyer’s obligations under this Agreement.  Buyer will have at all times during the term of this Agreement (i) cash on hand and (ii) Eligible Receivables (as such term is defined in that certain Master Accounts Receivable Purchase Agreement dated as of January 21, 2020 between Buyer, Engility Services, LLC, each Additional Seller (as defined therein) and MUFG Bank, Ltd.) in an aggregate amount of no less than $200 million.

Section 4.6           Solvency.

(a)          Buyer is not entering into this Agreement or the Transaction with the intent to hinder, delay or defraud either present or future creditors.

(b)          After giving effect to the Transaction, at and immediately after the Closing, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.7           Brokers and Finders.  Except as set forth in Section 4.7 of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the Transaction.  Buyer is solely responsible for the fees and expenses of any such agent, broker, finder or investment banker.

Section 4.8           Investigation .  Buyer agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Transferred Assets, Assumed Liabilities and the Business and (b) has been furnished with or given access to such information about the Transferred Assets, Assumed Liabilities and the Business as it has requested.

Section 4.9           R&W Insurance Policy.  Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date.  Buyer represents and warrants to Seller that it has provided a true and correct copy of such commitment to Seller that is in full force and effect prior to the Execution Date.  The Parties acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to each of the Parties’ entering into the Transaction, and that Seller is relying on Buyer’s covenants and obligations set forth in this Section 4.9.  Notwithstanding the foregoing, for the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, to consummate the Transaction.

Section 4.10         OFAC.

(a)          Buyer is not and has not been (i) identified on any of the Office of Foreign Assets Control (“OFAC”) pursuant to Executive Order 13224 or any other OFAC Lists; (ii) organized, resident, or located in Iran, Syria, North Korea, Cuba, or the Crimea region of Ukraine; or (iii) owned by, controlled by, acting for or on behalf of, or providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any of, the Persons referred to or described in clauses (i) or (ii).  Buyer has not conducted business with, or engaged in any transaction with, any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(b)          No foreign Governmental Entity, agency of a foreign Governmental Entity, or representative of a foreign Governmental Entity, no business enterprise or other Person organized, chartered or incorporated under the laws of any country other than the United States or its territories, nor any Person who is not a citizen or national of the United States:  (i) owns a voting interest in Buyer sufficient to elect, or is otherwise entitled to representation on, Buyer’s governing board; (ii) has or will have the ability to access classified information in the possession of any cleared facility of any Subsidiary of Buyer; or (iii) has the power, direct or indirect (whether or not exercised, and whether or not exercisable through the ownership of Buyer’s securities, by contractual arrangements or other means), to direct or decide matters affecting the management or operations of Buyer (the affiliations described in clauses (i), (ii) or (iii), “Foreign Interests”), in a manner that may result in unauthorized access to classified information or may adversely affect the performance of classified contracts.  No fact or circumstance related to Buyer or its ownership would preclude or delay national security classification clearance approval sufficient to perform its obligations under this Agreement and the Transferred Contracts. Buyer (and each Affiliate thereof that will employ Transferred Employees) holds (or as of Closing shall hold) a facility security clearance as necessary to sponsor each Transferred Employee and perform the Transferred Contracts.

(c)          Except as otherwise listed on Section 4.10(c) of the Buyer Disclosure Letter, neither Buyer nor any of its Affiliates has any direct or indirect Foreign Interests.

Section 4.11         Debarment.  Neither Buyer, nor any of its Affiliates, nor any of Buyer’s or its Affiliates’ Principals (as defined in FAR 52.209-5) is presently debarred, suspended, proposed for debarment, subject to a show cause notice from an agency suspension and debarment official or declared ineligible for the award of contracts by any Federal Government Customer.

Section 4.12         Organizational Conflict of Interest.  Neither Buyer, nor any of its Affiliates, has performed any activities under any material Government Contract, and to Buyer’s Knowledge, no other facts or circumstances exist that are likely to create an Organizational Conflict of Interest (as defined in FAR Subpart 9.5) as a result of the Transaction.

Section 4.13          No Other Representations or Warranties.  Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, neither Seller nor any other Person has made any express or implied representation or warranty with respect to the Business (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement.  Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article III of this Agreement, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transaction, and that neither Seller nor any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by Seller or any other Person with respect to any such information or (ii) Buyer’s use or reliance of, or the use or reliance by any of its Affiliates or any other Person of, any such information, including documents, budgets, estimates, projections, forecasts or forward-looking business and strategic plan information or other material made available to Buyer, its Affiliates or their respective agents or representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transaction, unless any such information is expressly and specifically included in a representation or warranty contained in Article III of this Agreement.

ARTICLE V

COVENANTS

Section 5.1            Interim Operations of the Business.

(a)           During the period from the Execution Date until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, except (i) as set forth in Section 5.1 of the Seller Disclosure Letter, (ii) as required or otherwise contemplated by this Agreement, (iii) as required by applicable Law, or (iv) as approved by Buyer in writing (such approval not to be unreasonably withheld, conditioned or delayed), Seller (A) shall (1) conduct the Business in the Ordinary Course in all material respects and (2) use its commercially reasonable efforts to the extent consistent with clause (1), to preserve the Business intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, creditors, lessors and employees, in each case in all material respects, and (B) shall not, in each case, solely to the extent in respect of the Business and the Transferred Assets:

(i)           acquire any corporation, partnership, limited liability company, other business organization or division thereof if any of the Liabilities of such organization would constitute Assumed Liabilities;

(ii)          create or incur any Encumbrance other than Permitted Encumbrances;

(iii)         create, incur, assume or guarantee, or allow the Business to create, incur, assume or guarantee, any Indebtedness for Borrowed Money (other than any such Indebtedness for Borrowed Money that will be discharged on or prior to the Closing) that would be an Assumed Liability;

(iv)         fail to make any material capital expenditures necessary to operate the Business in the Ordinary Course of Business (including, in each case, the timing of such payments);

(v)          other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date;

(vi)         terminate or amend, modify, supplement or waive in a manner that is materially adverse to the Business (or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in) any Material Contract, other than expirations of any such Material Contract in the Ordinary Course of Business in accordance with the terms of such Material Contract, or licenses or other grants of rights under Intellectual Property Rights in the Ordinary Course of Business (it being understood that all Material Contracts related to Indebtedness for Borrowed Money shall be governed by Section 5.1(a)(iii);

(vii)        except in the Ordinary Course of Business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Business, except for (A) sales or other dispositions of obsolete assets, (B) non-exclusive licenses or other non-exclusive grants of rights under Intellectual Property Rights in the Ordinary Course of Business and (C) abandonment, or lapse or expiry of, Intellectual Property Rights in the Ordinary Course of Business;

(viii)       except as required pursuant to the terms of any Benefit Plan in effect prior to the Execution Date or as otherwise required by applicable Law, (A) enter into or materially amend or supplement any employment, severance, termination or similar type of Contract with any Business Employee, including giving or agreeing to give any increase in the compensation or consulting fees, bonus or pension, welfare, severance or other benefits, severance or termination pay of any Business Employee, except (1) for increases in base salary or wage rate in the Ordinary Course of Business, (2) for the payment of annual bonuses for completed periods based on actual performance in the Ordinary Course of Business and (3) to the extent permitted by Section 5.1(a)(viii)(B)(1) or Section 5.1(a)(viii)(B)(2) herein or (B) become a party to, enter into, establish, adopt, amend, supplement, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement other than (1) with respect to Benefit Plans in which employees of Seller and/or its Affiliates (in addition to Business Employees) generally are eligible to participate or with respect to amendments or modifications that apply to service providers of Seller and/or its Affiliates (in addition to Business Employees) generally, in each case, that are not targeted at Business Employees (except that Seller will not amend or modify any broad-based Benefit Plans that provide for the payment of severance benefits to Business Employees) or (2) to conduct any annual renewal or reenrollment of health and welfare plans;

(ix)         (A) terminate the employment of any Business Employee (other than for cause or in the Ordinary Course of Business), (B) hire any individual who after such hiring is a Business Employee other than (1) to replace Business Employees whose employment is terminated by Seller in accordance with this Section 5.1(a)(ix) or who resign or retire after the date of this Agreement, or (2) to fill requisitions open as of the Execution Date or to fulfill a contractual obligation, in each case of clause (1) or (2) so long as such hire is made in the Ordinary Course of Business, at an annual salary or wage rate not in excess of a rate that is consistent with the Ordinary Course of Business and consistent with Seller’s existing compensation structure, and such annual salary or wage rate is not in excess of $200,000 (provided, however, Seller shall not hire any Business Employee without Buyer’s prior written consent if such employee’s compensation would be treated as an indirect cost), (C) modify the job duties of any Business Employee if such modification would result in that individual no longer being a Business Employee, or (D) modify the job duties of any employee of Seller who is not a Business Employee if such modification would result in that individual becoming a Business Employee;

(x)          enter into any Contract Related to the Business for the purchase or lease of real property;

(xi)         (A) sell, license or otherwise distribute any Transferred Intellectual Property, or Seller Licensed Intellectual Property to any Person (or enter into any Contract for the sale or license of any Intellectual Property Rights of Seller with any Person), other than non-exclusive licenses granted to customers, end users, service providers or contractors entered into in the Ordinary Course of Business or, with respect to Seller Licensed Intellectual Property, licenses or distributions outside the scope of the Business that are not inconsistent with the rights granted to Buyer under this Agreement or any Ancillary Agreement, (B) purchase or license any material Intellectual Property Rights from any Person (or enter into any Contract for the purchase or license of Intellectual Property Rights with any Person) in relation to the Business, (C) enter into a Contract with respect to the development of any material Intellectual Property Rights or material products with a third party in relation to the Business or (D) change the pricing or royalties set or charged by Seller to its customers, end users or other licensees or pricing or royalties set or charged by Persons who have licensed material Intellectual Property Rights to Seller, where such pricing or royalties are Related to the Business (other than changes in pricing or royalties made in the Ordinary Course of Business);

(xii)        fail to maintain any Intellectual Property Rights required to be set forth on Section 3.15 of the Seller Disclosure Letter or take reasonable efforts to maintain the confidentiality of any material Trade Secret included in the Transferred Intellectual Property or Seller Licensed Intellectual Property;

(xiii)       other than in the Ordinary Course (A) make any loan, advance, capital contribution, guaranty or other extension of credit to, or investment in, any Person which would constitute a Transferred Asset or Assumed Liability, or (B) transfer any Transferred Asset to any direct or indirect Subsidiary of Seller;

(xiv)       make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Accounting Principles;

(xv)        make any material Tax election;

(xvi)       amend, cancel or terminate any material Permit Related to the Business, except as required by applicable Law;

(xvii)      accelerate or delay the payment of, or agree to any change in the payment terms of, any accounts payable or other Liabilities or accounts receivable or notes payable (other than in connection with a good faith dispute or in the Ordinary Course of Business);

(xviii)     settle or compromise any Action on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Business or a finding or admission of a violation of Law or violation of the rights of any Person or which would reasonably be expected to (A) have a materially adverse impact on the operations of the Business or (B) involve any criminal liability, non-monetary remedy, any admission of material wrongdoing or any material wrongful conduct by the Business; or

(xix)       agree, authorize or commit to do any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.1 shall prohibit or otherwise restrict in any way the operation of the business of Seller and its Affiliates, except solely with respect to the conduct of the Business by Seller and its Affiliates.

Section 5.2            Access and Information.

(a)           Pre-Closing Access.  Subject to applicable Antitrust Law or Laws relating to privacy, upon reasonable advance notice and to the extent reasonably required to prepare for the consummation of the Transaction and the integration of the Business by Buyer following the Closing, Seller shall afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Business Employees, properties, books, contracts and records Related to the Business (including any Excluded Books and Records relating to the Business) and, during such period, Seller shall furnish promptly to Buyer all information concerning the Transferred Assets, Assumed Liabilities and Transferred Employees (including any Excluded Books and Records relating to the Business) as Buyer may reasonably require for the purpose of preparing for the consummation of the Transaction; provided, that the foregoing shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any Trade Secrets or trade secrets of third parties or violate any of Seller’s obligations with respect to confidentiality (provided Seller uses its reasonable efforts to obtain a waiver or consent for such disclosure) or if any Law applicable to Seller requires Seller to restrict or prohibit access to such information or (ii) to disclose any privileged information of Seller; provided, further, that (A) Buyer and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller; and (B) in no event will the foregoing permit any environmental sampling, analysis or other Phase II environmental investigation; provided, further, that (1) Seller shall have the right to have a member of Seller’s or its Affiliate’s Human Resource department attend any meetings or discussions with Business Employees and (2) any announcement, communication or materials (written or oral) provided to the Business Employees or used during such meetings or discussions shall be disclosed to Seller for approval (not to be unreasonably withheld, conditioned or delayed) at least five (5) Business Days prior to the relevant meeting, discussion, announcement or communication.  All requests for information made pursuant to this Section 5.2(a) shall be directed to Persons designated by Seller.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)           Post-Closing Access.  Following the Closing, subject to applicable Law and subject to Section 5.6, Buyer shall (i) retain the Books and Records and any other material documents pertaining to the Transferred Assets and Assumed Liabilities conveyed and assumed at the Closing to the extent that such materials were delivered to Buyer or are otherwise in existence in Buyer’s possession at the Closing that are required to be retained under current retention policies for a period of five (5) years from the Closing Date, and (ii) provide Seller or its representatives at Seller’s expense with reasonable access without hindering the normal operations of the Business, during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s personnel, to the Books and Records with respect to periods or occurrences prior to the Closing Date for purposes of Seller’s preparation of financial statements, taxes, reporting obligations, litigation, compliance or as otherwise reasonably requested by Seller.  Notwithstanding the foregoing provisions of this Section 5.2(b), Buyer may withhold access, documents or information, the disclosure of which in the reasonable judgment of Buyer would (A) result in the disclosure of any trade secrets of third parties or (B) violate any Law applicable to Buyer that requires Buyer to restrict or prohibit access to such information or (C) violate any of Buyer’s obligations with respect to confidentiality (provided Buyer uses its reasonable efforts to obtain a waiver or consent for such disclosure) or (D) result in the disclosure of any privileged information of Buyer.  Following the Closing, subject to applicable Law and subject to Section 5.6, Seller shall (1) retain the Excluded Books and Records relating to the Business and any other material documents pertaining to the Transferred Assets and Assumed Liabilities not conveyed and assumed at the Closing for a period of five (5) years from the Closing Date, and (2) provide Buyer or its representatives at Buyer’s expense with reasonable access without hindering the normal operations of the Seller’s business, during normal business hours, and upon reasonable advance notice and under the supervision of Seller’s personnel, to the Excluded Books and Records relating to the Business and any other material documents pertaining to the Transferred Assets and Assumed Liabilities not conveyed and assumed at the Closing with respect to periods or occurrences prior to the Closing Date solely for Buyer’s preparation of financial statements, taxes, reporting obligations, litigation, compliance or as otherwise reasonably requested by Buyer.  Notwithstanding the foregoing provisions of this Section 5.2(b), Seller may withhold access, documents or information, the disclosure of which in the reasonable judgment of Seller would (I) result in the disclosure of any trade secrets of third parties or (II) violate any Law applicable to Seller that requires Seller to restrict or prohibit access to such information, (III) violate any of Seller’s obligations with respect to confidentiality (provided Seller uses its reasonable efforts to obtain a waiver or consent for such disclosure) or (IV) result in the disclosure of any privileged information of Seller.  Notwithstanding anything to the contrary set forth herein, neither Seller nor Buyer shall be required by this Agreement to provide the other Party with access, documents or information in connection with a dispute, claim or litigation between Buyer or any Affiliates of Buyer, on the one hand, and Seller or any Affiliates of Seller, on the other hand, except as may be required in accordance with applicable Laws, including rules of discovery.

Section 5.3            Cooperation and Efforts to Consummate Transaction; Status Updates.

(a)           Cooperation and Efforts to Consummate the Transaction.  Subject to the terms and conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and Buyer shall cause its controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement or applicable Laws to consummate the Transaction as promptly as reasonably practicable.  Additionally, each of Seller and Buyer shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement.

(b)           Status Updates.  Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to consummation of the Transaction, including promptly furnishing the other with copies of notices or other communications received by Buyer or any of its Affiliates or Seller, as the case may be, from any third party and/or any Governmental Entity with respect to the Transaction.

(c)           No Solicitation of Competing Transaction.  From the Execution Date until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, Seller shall not (and shall cause its Representatives not to) solicit or knowingly encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including by way of providing any non-public information concerning the Business to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to a Competing Transaction.  Seller shall, and shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a Competing Transaction, and shall, to the extent permitted under any confidentiality or non-disclosure agreement existing as of the Execution Date, promptly provide Buyer with notice of any written expression of interest, proposal or offer relating to a Competing Transaction that is received by such Party or any of its Representatives after the Execution Date, which notice shall include a summary of the material terms of any such offer, whether conveyed verbally or in writing.  Seller represents and warrants to Buyer that this Section 5.3(c) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which Seller or any of its Affiliates are currently bound.

Section 5.4            Regulatory Filings/Approvals.

(a)           Submission of Filings and Notices.

(i)           Exchanging Information.  Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its directors, officers and stockholders and, if Buyer, its Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer or any of its Affiliates or Seller to any Governmental Entity in connection with the Transaction.

(ii)          Initial Submissions.  Seller and Buyer shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transaction.  Without limiting the foregoing, each of Seller and Buyer shall make its respective filing pursuant to the HSR Act with respect to the Transaction as promptly as reasonably practicable after the Execution Date and no later than fifteen (15) Business Days after the Execution Date.  Seller and Buyer shall use their respective reasonable best efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Entities.

(iii)         Subsequent Submissions.  Seller and Buyer shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to obtain as promptly as practicable Permits necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transaction.

(iv)         Conduct of Interactions with Governmental Entities.  Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction.  In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable.  Unless otherwise required by applicable Laws, neither Seller nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it uses its best efforts to consult with the other Party in advance and, to the extent permitted by such Governmental Entity, give the other Party the opportunity to attend and participate thereat.

(b)           Without limiting the generality of the undertakings pursuant to Section 5.4, Buyer agrees to proffer and agree to (i) sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, any of the assets, products, equity interests or properties of the Business, Buyer or any of Buyer’s Affiliates, (ii) create, terminate or amend existing relationships, ventures, contractual rights or obligations of the Business, Buyer or any of Buyer’s Affiliates and (iii) otherwise take or commit to take actions that after the Closing would limit Buyer’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets, products, equity interests or properties of the Business, Buyer or any of Buyer’s Affiliates, in each case, and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, as soon as reasonably practicable after the Execution Date if such action is reasonably necessary or advisable to (A) avoid, prevent, eliminate or remove the actual, anticipated or threatened (1) commencement of any proceeding in any forum or (2) issuance of any order, decree, decision, determination or judgment that would reasonably be likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction by any Governmental Entity and (B) obtain HSR Act Clearance prior to the Outside Date (collectively, “Regulatory Concessions”).  Notwithstanding anything to the contrary set forth herein, Buyer shall not be required to take or cause to be taken, do or cause to be done or effect any Regulatory Concession that, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (x) Buyer and its Subsidiaries, taken as a whole or (y) the Business, taken as a whole; provided, however, that in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under either of the foregoing clauses (x) or (y), any adverse impact on the synergies reasonably expected to be realized from the Transaction shall (without duplication) be taken into account.

(c)           Neither Buyer nor Seller shall, and each of them shall cause their controlled Affiliates not to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or portion thereof) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of, or increasing the risk of not receiving, any Permit necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transaction, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to any such Permit, (iii) increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transaction or (iv) otherwise delaying the consummation of the Transaction.

(d)           Following the execution and delivery of this Agreement and the receipt by Seller of all information relating to Buyer and its Affiliates required in connection with any notifications to be made pursuant to the Transaction, Seller shall submit to DCSA a notification of the Transaction pursuant to the NISPOM.  Seller and Buyer shall reasonably cooperate in requesting the DCSA Approval.  Seller (i) shall provide reasonably adequate assurances to Buyer that each of DCSA and any other Governmental Entity responsible for the maintenance of Seller’s facility security clearances has indicated in substance that it will not terminate, suspend, revoke or in any way materially change Seller’s facility security clearance with respect to the applicable Government Contracts as a result of this Agreement or the consummation of the transactions contemplated hereby, and (ii) shall have taken and shall continue to use its reasonable best efforts to assist Buyer (and its officers, directors, employees and agents) in obtaining, the requisite facility and personnel security clearances for Buyer to own and operate the Business (and any successor thereto) and its business as currently conducted without delay or interruption.

Section 5.5            Third Party Consents.

(a)           Except with respect to government filings and approvals (which are addressed in Section 5.4), but including with respect to Government Contracts and Government Bids, subject to the terms and conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to obtain any consents required from third parties in connection with the consummation of the Transaction at or prior to the Closing. In addition to the foregoing, Buyer agrees to provide such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.

(b)           Notwithstanding anything to the contrary contained herein, in no event shall either party be required to make any out-of-pocket payment (except for out-of-pocket payments that Buyer agrees to reimburse to Seller) or any material concessions to any third party, or commence any litigation, to obtain any consents of third parties contemplated by this Section 5.5, and the failure to receive any consents identified in the Seller Disclosure Letter shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied.

Section 5.6            Tax Matters.

(a)           Straddle Periods.  In the case of any Tax with respect to the Business or the Transferred Assets that is assessed with respect to a Straddle Period, the amount of such Tax based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Period, that in each case relates to the portion of the Straddle Period ending on and including the Closing Date shall equal the amount of such Tax, exemption, allowance or deduction for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)           Transfer Taxes.  All Transfer Taxes arising by reason of this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  The Person with the primary responsibility under applicable Law for filing Tax Returns in respect of such Transfer Taxes shall file such Tax Returns.  Buyer and Seller, and their respective Affiliates, shall reasonably cooperate to minimize any such Transfer Taxes and shall each file or cause an Affiliate of each of them to sign and file all documentation with the relevant Tax Authorities relating to such Transfer Taxes as may be required by applicable Law.

(c)           Cooperation.  Seller and Buyer shall, and Buyer shall cause its Affiliates to, reasonably cooperate with respect to Taxes that either Party is liable for in respect of the Transferred Assets, and shall retain for a period of six (6) years following the end of the calendar year in which the Closing occurs, and provide to the other Party and its Affiliates, all records and other information that are reasonably requested in writing by the other Party in connection with any Tax Return, audit, Action, examination or proceeding in respect of such Taxes.

Section 5.7            Post-Closing Obligations of the Business to Certain Employees.

(a)           Buyer shall, or shall cause one of its Affiliates to, at least fifteen (15) days prior to the Closing Date, offer employment in writing to each active Business Employee providing for employment commencing on the Closing Date on the Current Employment Terms.  With respect to Business Employees who are inactive as of the Closing Date on account of short-term disability, long-term disability, military leave, or other inactive employee status or leave of absence (including pursuant to the Family Medical Leave Act (or any analogous state law)) (the “Inactive Business Employees”), such Business Employees’ offers of employment will only become effective upon such employee presenting himself or herself for active employment with Buyer within the reservation of employment period (but not later than 180 days from the Closing, unless applicable law provides such Inactive Business Employee with instatement, reinstatement or similar rights for a longer period of time) and otherwise in accordance with the terms of such Inactive Business Employee’s leave.  Effective as of the Closing Date (or, with respect to Inactive Business Employees, the date on which such Inactive Business Employee commences employment with Buyer), Seller shall terminate the employment of each Business Employee.

(b)          Buyer agrees that each Transferred Employee shall, during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, be provided with employment on Current Employment Terms; provided that during such one-year period, the severance benefits provided to each Transferred Employee (i) shall be no less favorable than the greater of (1) the severance benefits provided by Seller and its Subsidiaries to such Transferred Employee immediately prior to the Closing, (2) the severance benefits generally made available to similarly situated employees of Buyer and (3) for the Transferred Employees identified on Section 5.7(b) of the Seller Disclosure Letter, cash severance of six (6) months of base salary and (ii) shall be payable upon any termination of employment by Buyer though the first (1st) anniversary of the Closing Date, but not including a termination of employment for cause.  For purposes of this Section 5.7(b), the term “cause” means the Transferred Employee’s (i) intentional dishonesty in any aspect of his or her employment; (ii) conviction (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs the Transferred Employee’s ability to substantially perform his or her job; (iii) material breach of Buyer’s Code of Conduct that is injurious to Buyer; (iv) violation of any law or administrative regulation related to Buyer’s business; (v) willful failure to perform, or gross negligence in performing, the Transferred Employee’s duties to a substantial degree; or (vi) use of Buyer’s confidential or proprietary information improperly.

(c)           Effective as of the Closing, each Business Employee shall cease active participation in any Benefit Plans that are not, as of the Closing, sponsored or maintained by Buyer or its Affiliates.  Buyer shall use its commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Transferred Employees and their eligible dependents, other than conditions, limitations, or service requirements that are already in effect with respect to such individuals and that have not been satisfied as of the Closing under any analogous Benefit Plan immediately prior to the Closing, (ii) give each Transferred Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses for the plan year which includes the Closing Date for which payment has been made and (iii) give each Transferred Employee service credit for such Transferred Employee’s employment with Seller to the same extent as such service was credited for such purpose by Seller under the analogous Benefit Plan for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer benefit plan, as if such service had been performed with Buyer, except for defined benefit pension plans or equity or equity-based plans or long-term incentive plans or to the extent it would result in a duplication of benefits.

(d)           Prior to the Closing Date and thereafter (as applicable), Seller shall take any and all actions as may be required to fully vest the Transferred Employees in their account balances, to the extent not already fully vested, under the tax qualified defined contribution retirement plan of Seller in which such Transferred Employees participated (“Seller’s 401(k) Plan”) or any other qualified profit sharing plan maintained by Seller and permit such Transferred Employees to rollover any associated loan notes to the extent permitted under the applicable plan.  Buyer shall take reasonable steps to permit each such Transferred Employee who has received an eligible roll over distribution (as defined in Section 402(c)(4) of the Code, including loan notes) from Seller’s 401(k) Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution in the form of cash, notes (in the case of loans) or a combination thereof to the extent permitted by Seller’s 401(k) Plan into an account under the tax qualified defined contribution retirement plan designated by Buyer (“Buyer’s 401(k) Plan”).  Buyer shall use its commercially reasonable efforts to make each Transferred Employee a participant in Buyer’s 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of this Section 5.7(d); it being agreed that the intent is that there shall be no gap in participation in a tax qualified defined contribution plan).

(e)           With respect to any severance pay to which any Business Employee would have been entitled pursuant to the Benefit Plan(s) applicable to such Business Employee immediately prior to the Closing Date and set forth in Section 3.8(a) of the Seller Disclosure Letter, Buyer shall assume such liability for any Business Employee who is not offered employment by Buyer and/or one of its Affiliates in compliance with Section 5.7(a).  For the avoidance of doubt, for purposes of this Section 5.7(e), Buyer shall be deemed to be in compliance with Section 5.7(a) if Buyer and/or one its Affiliates corrects any failure due to an inadvertent administrative error or unforeseen circumstances to offer employment to any Business Employee employment as set forth therein within five (5) Business Days following any written notice of such failure by Seller.

(f)           As of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, assume all unpaid obligations of Seller and any of its Affiliates to each Transferred Employee pursuant to any sales commission, annual bonus or other cash incentive programs or arrangements, in each case in respect of any performance period that includes the Closing Date and to the extent reflected in the Closing Net Working Capital.

(g)           With respect to any accrued but unused vacation time, flexible time-off and sick pay to which any Transferred Employee is entitled pursuant to the policies applicable to such Transferred Employee immediately prior to the Closing Date, (i) Buyer shall assume such liability to the extent reflected in the Closing Net Working Capital and (ii) Buyer shall allow such Transferred Employee to use such accrued vacation, flexible time-off and sick pay accrued and unused by such Transferred Employees as of the Closing Date pursuant to Buyer’s applicable policies in effect from time to time.

(h)           Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or Seller or any of their respective Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Seller, Buyer or any of their Affiliates from terminating the employment of any Transferred Employee, (iv) obligate Buyer to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time, or (v) create any third-party beneficiary rights in any Business Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer or any of its Affiliates or under any benefit plan which Buyer or any of its Affiliates may maintain.

(i)           Following the Closing, upon written request from Buyer and at Buyer’s sole expense, Seller will use commercially reasonable efforts to enforce any confidentiality, non-competition, non-solicitation and similar restrictive covenant obligations covering a former Business Employee to the extent related to the Business.

Section 5.8            Insurance.  From and after the Closing, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by Seller’s current and historical insurance policies or by any of their self-insurance programs or other similar arrangements, and Buyer (a) agrees to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business, the Transferred Assets and the Assumed Liabilities and (b) without prejudice to any right to indemnification under this Agreement, any Ancillary Agreement or the R&W Insurance Policy, agrees not to seek, through any means, to benefit from any of Seller’s insurance policies which may provide coverage for claims relating in any way to the Business.  Seller may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.8.  This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Seller in respect of any insurance policy or any other contract or policy of insurance.

Section 5.9            Non-Solicitation/Non-Competition.

(a)           Seller agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, it will not directly or indirectly (i) solicit for employment or any similar arrangement any Transferred Employee or (ii) hire or assist any other Person in hiring any Transferred Employee; provided, however, that this Section 5.9(a) (i) shall not apply to Transferred Employees who have left the employment of Buyer or any of its Affiliates more than six (6) months prior to the date of first solicitation or hiring and (ii) shall not prohibit (A) general solicitations for employment through advertisements or other means not specifically directed toward employees of Buyer or its Affiliates or (B) hiring any Transferred Employee whose employment is terminated by Buyer.

(b)           Seller agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, it shall not, and shall cause each Non-Competition Party not to, directly or indirectly, on its own or through any other Person acting on its behalf, engage as a stockholder, owner, partner, joint venturer or independent contractor, or otherwise manage or engage, in any business that competes with the Business, in each case as conducted or actively pursued or marketed by Seller anywhere in the United States (together, a “Competing Business”).

(c)           Seller agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause each Non-Competition Party not to, directly or indirectly, submit a bid, participate in any joint venture (or teaming, collaboration, mentor or other agreement), the purpose of which is to submit a bid, or allow its name, past performance or any credentials to be used, for (i) any recompete or bid, in each case for any Government Contract or any extension, follow on, improvement, replacement, expansion of work or successor thereto (including any Government Contract which includes but is not limited to the sale of services or products that are included in an existing Government Contract or Government Bid), or any additional task orders in connection with such Government Contract (including any IDIQ Government Contracts), or (ii) any project, contract or opportunity set forth in the potential proposals or bids set forth on Section 5.9(c) of the Seller Disclosure Letter, that is due for submission in or bid prior to December 31, 2021 or is otherwise set forth on Section 5.9(c)(i) of the Seller Disclosure Letter and, in each case, is awarded to the Buyer or its subsidiaries (together the items identified in (i) and (ii), the “Legacy Recompetes and Opportunities”).  For purposes of Section 5.9(b) and this Section 5.9(c), the Business includes, without limitation, the business of providing any of the services, products or technologies described in any Government Bid or Government Contract.

(d)           From and after the Closing Date, Seller and its Affiliates shall not, directly or indirectly, on their own or through any other Person acting on their behalf (other than the Buyer), include in any Government Bid, any past performance information, evaluation or rating related to or associated with any Business Employee or the Business; provided, that, for the avoidance of doubt, Seller shall be permitted to include any past performance information, evaluation or rating related to or associated with the Business in submissions to prospective customers and customers that are not Federal Government Customers.  The Parties agree that the use of such past performance information, evaluation or rating in Government Bids shall be the exclusive right of Buyer, subject to the proviso in the preceding sentence.

(e)           Notwithstanding the foregoing in this Section 5.9, nothing in Section 5.9(b) shall preclude Seller or any Non-Competition Party from:

(i)           being acquired for cash, stock or cash and stock by any Person engaged in (or Affiliates thereof are engaged in) a Competing Business so long as Seller and its Affiliates own less than 50% of the pro forma company in the event of an acquisition with stock consideration;

(ii)          acquiring and, after such acquisition, owning an interest in any Person that is engaged in a Competing Business if such Competing Business generated less than 10% of such Person’s consolidated annual revenues in the trailing 4 fiscal quarter period of such Person prior to such acquisition; provided, that, (A) if, in any trailing 4 fiscal quarter period thereafter ending prior to the second (2nd) anniversary of the Closing Date, such Competing Business generates revenues that exceed 10% of such Person’s revenues in the trailing 4 fiscal quarter period of such Person prior to such acquisition, then (B) Seller, within nine (9) months after the end of such trailing 4 fiscal quarter period, shall discontinue, or enter into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.9 would not operate to restrict such ownership;

(iii)         acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated 10% or more of such Person’s consolidated annual revenues in the trailing 4 fiscal quarter period of such Person prior to such acquisition and (B) Seller, within nine (9) months after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.9 would not operate to restrict such ownership;

(iv)         entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Business; or

(v)          exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements.

(f)           Notwithstanding the foregoing, nothing in Section 5.9(b) or Section 5.9(c) shall preclude Seller or any Non-Competition Party from (i) providing services, products or technologies as part of a general offering to any Person that is not a Federal Government Customer so long as such Person is not permitted to resell or otherwise provide such services, products or technologies to a Federal Government Customer or (ii) passively owning up to 5% of the outstanding equity interests of any Person engaged in a Competing Business.

(g)           (i) Seller agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause each Non-Competition Party not to, on its own or through any other Person acting on its behalf, interfere with or disrupt Buyer’s performance of any of the Government Bids or Transferred Contracts transferred to Buyer hereunder; and (ii) Seller agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, it shall not, and shall cause each Non-Competition Party not to, on its own or through any other Person, induce or attempt to induce any Federal Government Customer of the Business as of the Closing Date or vendor serving the Business as of the Closing Date to cease or refrain from doing business with Buyer or any Affiliate thereof.

(h)           Seller acknowledges and agrees that, in executing this Agreement and agreeing to pay the Final Cash Consideration, Buyer considers the obligations of Seller to be valuable and an essential inducement to the execution of this Agreement and the consummation of the transactions contemplated hereby.  Seller acknowledges and agrees that it has special knowledge concerning the Business and could substantially dilute the value thereof by competing with Buyer or any of its Affiliates or soliciting or hiring employees of the Business or soliciting customers, suppliers or other Persons that have a business relationship with the Business from and after the Closing Date, and as a material inducement to Buyer to enter into this Agreement, Seller agrees to the terms in this Section 5.9 to preserve the value of Business being acquired by Buyer.

(i)           The Parties agree that irreparable damage would occur in the event that this Section 5.9 were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

(j)            Notwithstanding anything to the contrary herein, in the event of a Change of Control, the restrictions (i) set forth in Section 5.9(b) and Section 5.9(g)(ii) shall immediately terminate in the event that the acquiror (the “Acquiror”) is a Permitted Person and (ii) set forth in Section 5.9(c) and Section 5.9(g)(i) shall (A) immediately terminate if the Acquiror is a Permitted Person and (B) terminate on the second (2nd) anniversary of the Closing Date if the Acquiror is not a Permitted Person, provided, in either case, that until the fifth (5th) anniversary of the Closing Date, Seller shall, and shall cause the Non-Competition Parties and the Acquiror and its Affiliates to (1) prohibit any employee of the Seller or the Non-Competition Parties as of the closing date of the Change of Control from becoming a member of any bidding team of any Affiliate of Seller in connection with any Legacy Recompetes and Opportunities and (2) not permit the use of product names identified on Section 5.9(j)(2) of the Seller Disclosure Letter in any bid in respect of any Legacy Recompetes and Opportunities.  Notwithstanding the foregoing, nothing in this Section 5.9(j) shall limit or otherwise affect any of the obligations or restrictions of the Seller, the Non-Competition Parties or their assigns in connection with the Ancillary Agreements.

Section 5.10         Novation.

(a)           The Parties recognize that, in accordance with the FAR Part 42, Subpart 42.12, novation of the Government Prime Contracts is necessary for the transfer and assignment of the Government Prime Contracts to Buyer and that application for novation cannot be made until after the Closing and may take a substantial amount of processing time.  Promptly following the Closing Date, Buyer and Seller shall complete its respective portion of the documentation required for novation of each Government Prime Contract by FAR 42.1204(c), and Seller shall deliver its portion to Buyer.  After the Closing Date, on behalf of Seller, Buyer shall promptly submit the required documentation to the appropriate contracting officer and provide a copy thereof to Seller.  Buyer and Seller will thereafter, promptly and in coordination with the other parties, respond appropriately to any requests from the contracting officer for additional information or documentation relating to such novation.  Buyer and Seller shall keep the other fully informed, on a current and timely basis, as to the progress of the novation process and provide copies of all letters, correspondence, and other material documents to or from any Federal Government Customer with respect thereto.

(b)           In the interim period between (i) the Closing Date and (ii) the novation of each of the Government Prime Contracts, or any resolution pursuant to Section 5.10(b)(vi), or final close-out and payment of the respective Government Prime Contract, whichever first occurs (as to each individual Contract, the “Novation Period”), and subject to the Parties’ negotiation of a mutually-agreeable remedy pursuant to (c) below in the event a Government Prime Contract is not novated:

(i)           Buyer will perform Seller’s obligations under each of the Government Prime Contracts in lieu of Seller, in accordance with a Subcontract Pending Novation Agreement to be executed by each of Buyer and Seller at the Closing in the form set forth in Exhibit G.  Seller, promptly following execution of this Agreement, will advise the respective contracting officer of the intended Subcontract Pending Novation Agreement and facilitate appropriate meetings between Buyer and the contracting officer.

(ii)          Any modification to a Government Prime Contract approved by Buyer and Seller during the Novation Period will be duly executed by Seller.

(iii)         To the extent acceptable to the applicable Federal Government Customer (and except as provided in (iv) below), any other correspondence, invoices, or other written submissions, including Government Bids, requests for equitable adjustments, claims, contract modifications, and requests for final decisions that are mutually agreed between the Parties will be prepared by Buyer in the name of Seller, coordinated with and submitted for approval by Seller, which approval shall not unreasonably be withheld, signed by Seller if approved, and submitted by Buyer to a Federal Government Customer.  Seller shall respond promptly to any request by a Federal Government Customer or Buyer for approval.  In this context, Seller will designate an individual in writing prior to Closing as “Seller’s Designated Contract Representative” to receive and execute such documents for and on behalf of Seller, and Buyer will designate an individual in writing prior to the Closing as “Buyer’s Designated Contract Representative” for all Government Contracts, to submit such documents to, and receive such documents from, Seller’s Designated Contract Representative.  Each of Buyer and Seller may change the Buyer’s Designated Contract Representative or Seller’s Designated Contract Representative, as applicable, by written notice to the other.  In addition, if any certification is required, Buyer shall certify to Seller in writing that such certification is proper under the Contract Disputes Act of 1978 (the “CDA”), and not in violation of the False Claims Act, and upon receipt of such certification the Seller shall review and certify the claim under the CDA for submittal to and decision by the contracting officer.  In addition, Seller may require from Buyer such reasonable additional documentation from Buyer, and conduct such due diligence, as Buyer and Seller shall reasonably agree is appropriate prior to Seller making any submission to a Federal Government Customer in reliance on information provided by Buyer.

(iv)         During the Novation Period, Seller will be responsible for preparing and certifying all pre-Closing cost claims, including all of Seller’s direct, indirect, and general and administrative cost claims, for each Government Prime Contract through the Closing Date.  During the Novation Period for each Government Prime Contract, Seller will submit such claims to the contracting officer after consulting with Buyer, and immediately shall provide Buyer a copy of such submitted claims.

(v)          During the Novation Period for each Government Prime Contract, each of Buyer and Seller will cooperate fully at its own cost and reasonably assist the other to obtain novation of such Government Prime Contract into the name of Buyer and under substantially the same terms and conditions as in effect at the time of Closing and without materially adverse conditions upon either Seller or Buyer, and to facilitate performance thereof by Buyer.  No Party will take any action intended to interfere with or delay novation.

(vi)         Assuming Buyer is in compliance with its obligations under this Section 5.10, if the appropriate contracting officer refuses to allow Buyer to perform a Government Prime Contract pursuant to a Subcontract Agreement during the Novation Period, has not acted on the request for novation on a Government Prime Contract by eighteen (18) months after the Closing Date, or refuses to permit novation of a Government Prime Contract under substantially the same terms and conditions as in effect at the time of the Closing in the name of Buyer and without material adverse conditions upon Seller or Buyer, then Seller and Buyer shall submit a request for approval to the applicable contracting officer for Buyer to perform such Government Prime Contract pursuant to a permanent subcontract agreement between Buyer and Seller.  If the contracting officer for such Government Prime Agreement refuses to approve such subcontract, then Buyer and Seller shall work in good faith to negotiate a mutually satisfactory remedy.

(c)           Following the Novation Period, with respect to any Government Contract that has been novated, Seller will be responsible for preparing and certifying to Buyer all pre-Closing Date cost claims, including all of Seller’s direct, indirect, and general and administrative cost claims, for each Government Prime Contract through the Closing Date.  Buyer will be responsible for certifying (based on the Seller’s certificate) and submitting such claims to the contracting officer.  During and following the Novation Period for each Government Prime Contract with respect to any Government Contract that has been novated, each of Buyer and Seller will cooperate with the other in preparing and submitting such claims.  With respect to all cost claims covering periods prior to the Closing Date, Seller shall be responsible for any and all liabilities and obligations arising from such claims and shall pay or otherwise discharge such liabilities and obligations when due.

Section 5.11          Government Bids.  As soon as practicable after the execution and delivery of this Agreement, the Parties shall prepare and submit to prospective customers under Government Bids appropriate notifications and disclosures in connection with the Transaction. During the period between the date hereof and the Closing Date, the Parties shall mutually agree on reasonable and customary measures to maintain the viability of the Government Bids.  Subject to compliance with applicable Law, Seller shall take all reasonable actions and make all communications with any Federal Government Customer that are mutually agreed by the Parties to be reasonably required to maintain the viability of such Government Bids.  Buyer agrees that as of the Closing it shall be bound by, and be responsible for the performance of, all Government Bids in accordance with the terms and conditions (including price) submitted in such Government Bids.  Notwithstanding anything to the contrary contained herein, in no event shall Seller be required to make any payment, incur any liability or commence any litigation in connection with its obligations under this Section 5.11.

Section 5.12          Further Assurances.  Subject to the terms and conditions of this Agreement, each Party agrees to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transaction at the requesting Party’s expense; provided, that neither Party shall be required to make any out‑of‑pocket payments (except for out-of-pocket payments that the requesting Party agrees to reimburse to the other Party), commence any litigation or make any material concessions to third parties in connection with its obligations under this Section 5.12.

Section 5.13          Confidentiality.

(a)           Each of Buyer and Seller acknowledges that the information being provided to it in connection with the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety; provided, that actions taken by Buyer and Seller to the extent necessary in order to comply with their respective obligations under Section 5.3 and Section 5.4 hereunder shall not be deemed to be in violation of this Section 5.13 or the Confidentiality Agreement.  Effective upon the Closing, the Confidentiality Agreement shall terminate in its entirety, including with respect to information relating to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities; provided, that each of Buyer and Seller acknowledges that its obligations of confidentiality and nondisclosure with respect to any and all other information provided to it by or on behalf of Seller or Buyer, as applicable, in connection with the Transaction (to the extent not related to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement.

(b)           For two years after the Closing, unless Buyer has otherwise consented in writing, Seller shall treat as confidential, shall not disclose to any other Person and shall safeguard any and all information to the extent such information relates to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities.

(c)           For two (2) years after the Closing, unless Seller has otherwise consented in writing, Buyer shall treat as confidential, shall not disclose to any other Person and shall safeguard any and all information to the extent relating to Seller (other than any such information to the extent related to the Business, the Transferred Assets, the Transferred Employees or the Assumed Liabilities) that becomes known to Buyer as a result of the Transaction; provided, however, that nothing in this Section 5.13(c) shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Buyer to whom such disclosure is necessary or desirable in the conduct of the Business if such Persons are informed by Buyer of the confidential nature of such information and are required by Buyer to comply with the provisions of this Section 5.13(c).

(d)           Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its representatives; provided, that such other source is not known by the receiving Party after due inquiry to be bound by a confidentiality obligation to the disclosing Party or is otherwise prohibited from disclosing the information to the receiving Party, (ii) is or becomes generally available to the public (other than as a result of a violation by the receiving Party or its representatives of the obligations set forth in this Section 5.13), (iii) is independently developed by the receiving Party without use of or reference to confidential information of the disclosing Party or violation of the obligations set forth in this Section 5.13 or (iv) is required to be disclosed by the receiving Party to comply with applicable Law or stock market regulations or a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); provided, further, that in the event that any demand or request for disclosure of such information is made pursuant to clause (iv), the receiving Party, to the extent reasonable and legally permissible, shall promptly notify the disclosing Party of its intention to make such disclosure and provide a list of the information it intends to disclose (and, if applicable, the text of the disclosure language itself) prior to making such disclosure and shall cooperate reasonably with the disclosing Party, at the disclosing Party’s expense, to the extent the disclosing Party may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above.  If and to the extent, in the absence of a protective order or the receipt of a waiver from the disclosing Party after a request in writing therefor is made by the receiving Party (such request to be made as soon as reasonably practicable to allow the disclosing Party a reasonable amount of time to respond thereto), the receiving Party or its representatives or their respective Affiliates are legally required as advised by legal counsel in writing to disclose the disclosing Party’s confidential information to any tribunal to avoid censure or penalty, the receiving Party will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to disclosing Party’s confidential information that the receiving Party is so required to disclose, and thereafter the receiving Party may disclose such information without liability hereunder.

(e)           In the event of a breach of the obligations hereunder by Buyer or Seller, the other Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 5.13 in any court of competent jurisdiction.

Section 5.14          Payments to and from Third Parties.

(a)           Seller shall promptly pay or deliver to Buyer any monies or checks that are in respect of a Transferred Asset or Assumed Liability that have been delivered to Seller after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of a Transferred Asset or Assumed Liability.

(b)           Buyer shall promptly pay or deliver to Seller any monies or checks that have been sent to Buyer after the Closing to the extent they are in respect of an Excluded Asset or Excluded Liability or arise from the operation, ownership or conduct of the Business or the Transferred Assets prior to the Closing Date.

(c)           The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 5.15          Wrong Pockets.

(a)           If at any time within two (2) years after the Closing, either Party discovers that any Transferred Asset is held by Seller or any of its Affiliates or that any Assumed Liability has not been assumed by Buyer or any of its Affiliates, each of Seller, Buyer and their respective Affiliates will promptly Transfer such Transferred Asset to Buyer or its designated Affiliate or cause such Assumed Liability to be assumed by Buyer or its designated Affiliate, in each case for no additional consideration.

(b)           If at any time within two (2) years after the Closing, either Party discovers that any Excluded Asset is held by Buyer or any of its Affiliates or that any Excluded Liability has been assumed by Buyer or any of its Affiliates, each of Seller, Buyer and their respective Affiliates will promptly Transfer such Excluded Asset to Seller or its designated Affiliate or cause such Excluded Liability to be assumed by Seller or its designated Affiliate, in each case for no additional consideration.

(c)           If at any time prior to December 31, 2024, either Party discovers that (i) neither Buyer nor any of its Affiliates has a tangible embodiment of any Transferred Intellectual Property or, to the extent Buyer has an existing license to such Intellectual Property Rights, Seller Licensed Intellectual Property; or (ii) any tangible embodiment of Transferred Intellectual Property (other than Joint IP) is held by Seller or any of its Affiliates, in each case, Seller or its applicable Affiliate shall promptly Transfer a tangible embodiment of such Joint IP, all tangible embodiments of any such other Transferred Intellectual Property or a tangible embodiment of any such Seller Licensed Intellectual Property, as applicable, to Buyer or its designated Affiliate, in each case, for no additional consideration; provided, however, notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall be required to reduce any Intellectual Property Rights into tangible embodiments (to the extent such tangible embodiments do not already exist as of the Closing) or deliver any Software not in their possession and control.

(d)           If at any time prior to December 31, 2024, either Party discovers that (i) neither Seller nor any of its Affiliates has a tangible embodiment of any Joint IP or (ii) any tangible embodiment of Intellectual Property Rights that are an Excluded Asset are held by Buyer or any of its Affiliates, Buyer or its applicable Affiliate will promptly Transfer a tangible embodiment of such Joint IP or all tangible embodiments of such Excluded Asset, as applicable, to Seller or its designated Affiliate, in each case, for no additional consideration; provided, however, notwithstanding anything to the contrary, neither Buyer nor any of its Affiliates shall be required to reduce any Intellectual Property Rights into tangible embodiments (to the extent such tangible embodiments do not already exist as of the Closing) or deliver any Software not in their possession and control.

Section 5.16          Names Following Closing.  Except as expressly included in the Transferred Intellectual Property or to the extent expressly set forth in the Value Added Reseller Agreement or the Intellectual Property License Agreement, on and after the Closing, none of Buyer or any of its Affiliates shall use or display any Trademark owned by Seller, including the Trademarks set forth on Section 5.16 of the Seller Disclosure Letter, or any Trademark confusingly similar to any of the foregoing, or any variations, derivations, or equivalents of any of the foregoing (the “Retained Names”); provided, however, that Buyer may use “(formerly known as “Unisys Federal”)” for a period of three (3) months after the Closing.

Section 5.17          Mail and Other Communications.  Following the Closing, Seller may receive mail, packages and other communications (including electronic communications) properly belonging to Buyer.  Accordingly, at all times following the Closing, (a) Buyer authorizes Seller to receive and open all mail, packages and other communications received by it and not clearly intended for Buyer or any of Buyer’s officers or directors, and to retain the same to the extent that they are not related to the Business, the Transferred Assets or the Assumed Liabilities and (b) to the extent such mail, packages and other communications are related to the Business or the Transferred Assets, or the Assumed Liabilities, Seller shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Buyer (or, in case the same relate to both the Business, the Transferred Assets or the Assumed Liabilities and any retained businesses or operations of Seller or any of its Excluded Assets or Excluded Liabilities, copies thereof).  The provisions of this Section 5.17 are not intended to, and shall not be deemed to, constitute an authorization by Buyer to permit Seller to accept service of process on its behalf, and Seller is not and shall not be deemed to be the agent of Buyer for service of process purposes.

Section 5.18          Facility Security Clearances.  After Execution Date, each of Buyer and Seller shall use reasonable best efforts, and shall cooperate with the other, to notify DCSA of the changes in ownership and control facilities with facility security clearances contemplated by the Transaction.  Notwithstanding anything in this Agreement to the contrary, Buyer shall deliver to the DCSA as soon as possible and in any event within three (3) Business Days of the Execution Date, a completed Certificate Pertaining to Foreign Interests, including all supporting documentation.

Section 5.19          Letters of Credit; Guaranties and Performance Bonds.

(a)           On or prior to the Closing Date, Buyer shall (i) replace every Business Guarantee listed on Section 5.19 of the Seller Disclosure Letter, subject to clause (ii), outstanding as of the Execution Date or entered into prior to the Closing Date with a guarantee, credit support, letter of credit, bond, cash deposits or similar arrangements, as the case may be, on substantially the same terms as such Business Guarantee (a “Replacement Guarantee”), in accordance with this Agreement and, as applicable, provide any required cash deposits, collateral assets or other support arrangements under other lines of credit to support such Replacement Guarantees, (ii) to the extent any such Business Guarantee cannot be replaced pursuant to clause (i), assume all obligations under each such Business Guarantee, and (iii) procure the full release (in a form satisfactory to Seller) of such Business Guarantees by the applicable counterparty concurrently with the Closing, and release or return to Seller all Supporting Collateral as may be the case;

(b)           Buyer shall indemnify, defend and hold harmless Seller from and against any Liabilities, causes of action, judgments and reasonable out-of-pocket costs and fees and expenses including reasonable attorney’s fees and disbursements (whether incurred in connection with the defense of Seller’s obligations under any Business Guarantees or in protecting the Supporting Collateral or in enforcing its rights hereunder) sustained or incurred by Seller resulting from (i) any claim by any third party under such Business Guarantees or upon such Supporting Collateral or (ii) any failure of Buyer to comply with the obligations set forth in this Section 5.19; and

(c)           Buyer shall not amend, modify or renew any Contract subject to any continuing obligation of Seller without the consent of Seller in its sole discretion unless, pursuant to or prior to such amendment, modification or renewal, Seller’s continuing obligation has been extinguished and Seller does not have any continuing liability thereunder.

Section 5.20         R&W Insurance Policy.

(a)          Promptly following the execution of this Agreement, Buyer shall take all action reasonably necessary to bind the R&W Insurance Policy.  Buyer shall execute and enter into the R&W Insurance Policy at or prior to the Closing on terms and in the form provided or made available to Seller at or prior to the Execution Date, which such policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against Seller or any other Seller Indemnified Party by way of subrogation, claim for contribution or otherwise (in each case, except in the event of Fraud).

(b)          After the Closing, Buyer agrees that it will:

(i)           comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy;

(ii)          not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect);

(iii)         not novate, or otherwise assign its rights under, the R&W Insurance Policy (or do anything which has a similar effect) to any Person other than any Affiliate of Buyer; and

(iv)         not terminate or commute the R&W Insurance Policy or do anything which causes any right under the R&W Insurance Policy not to have full force and effect, in each case of clauses (i)-(iv) inclusive, in a manner that materially and adversely affects Seller without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.21          Intercompany Accounts.  Immediately prior to the Closing, all Intercompany Accounts shall be settled or otherwise eliminated in such a manner as the Seller shall determine in its sole discretion.  Immediately prior to the Closing, except for the Transaction Documents, all arrangements, understandings or contracts, including all obligations to provide goods, services or other benefits, between Seller or its Subsidiaries, on the one hand, and the Business, on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.

Section 5.22          Financing.

(a)           Buyer shall use its, and shall cause its controlled Affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market “flex” provisions) set forth in the Commitment Papers contemporaneously with the Closing, including by using its reasonable best efforts to (i) maintain in effect the Commitment Papers, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) if all of the conditions to the Closing contained in Article VI are satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing or will be satisfied or waived upon funding) and the Marketing Period has ended, satisfy on or prior to the Closing Date all conditions in the Commitment Papers and the Definitive Agreements and comply with its obligations thereunder. In the event that all conditions contained in the Commitment Papers or the Definitive Agreements (other than the consummation of the Transaction and other than those that by their nature are to be satisfied at the Closing) have been satisfied or waived, Buyer shall use its reasonable best efforts to enforce its rights under the Commitment Papers, including using reasonable best efforts to cause the Lender Related Parties to comply with their respective obligations thereunder, including to fund the Financing. Buyer shall not, without the prior written consent of Seller, permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Commitment Papers if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to prevent, impede or delay the funding of the Financing, (C) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Papers or (D) would otherwise reasonably be expected to prevent or impede or delay the funding of the Financing, provided, that at Closing, Buyer may reduce the commitments under the Commitment Papers substantially contemporaneously with the payment of all amounts due at Closing to the extent Buyer is using funds other than proceeds of the Financing to make such payments. Buyer shall promptly deliver to Seller true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Commitment Papers promptly upon execution thereof.

(b)           Buyer shall keep Seller informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice of (i) any actual or threatened breach, default, termination, cancellation or repudiation by any party to the Commitment Papers and the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination, cancellation or repudiation by any party to the Commitment Papers, or (ii) the occurrence of an event or development that could reasonably be expected to adversely affect the ability of Buyer to obtain all or any portion of the Financing on the Closing Date to the extent necessary to fund the Closing Cash Consideration. As soon as reasonably practicable after Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in the immediately preceding sentence. If the Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Commitment Papers (other than solely as a result of Seller’s material breach of any covenant in this Section 5.22), Buyer shall (i) use its reasonable best efforts to arrange and obtain, in replacement thereof alternative financing (the “Alternative Financing”) in an amount, when combined with cash on hand of Buyer or otherwise available to Buyer through its existing credit facilities, sufficient to consummate the Transaction with (a) terms (including market “flex” provisions) (taken as a whole) not materially less favorable to Buyer (or its Affiliates) than the terms set forth in the Commitment Papers, and (b) conditions (taken as a whole) not less favorable to Buyer (or its Affiliates) than the conditions set forth in the Commitment Papers and (ii) promptly notify Seller of such unavailability and the reason therefor. Upon any amendment, supplement, modification, waiver or replacement of the Commitment Papers in accordance with the terms hereof (including upon the execution of any commitment letter or fee letter in respect of any Alternative Financing), the terms “Financing”, “Commitment Letter”; “Fee Letter” and “Commitment Papers” shall mean the applicable Financing, Commitment Letters, Fee Letters and Commitment Papers as so amended, supplemented, modified, waived or replaced, and Buyer shall deliver to Seller true and complete copies of the alternative debt financing letters (including fee letters that shall have fee or related information redacted in a manner consistent with the Fee Letter delivered as of the date of this Agreement). The foregoing notwithstanding, compliance by Buyer with this Section 5.22 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c)          Prior to the Closing Date, Seller shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its officers, employees and advisors to provide, to Buyer, such reasonable cooperation as is customary and reasonably requested by Buyer in writing in connection with the arrangement of the Financing or a single offering of high-yield debt securities under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) as contemplated under the Commitment Papers, including using its reasonable best efforts to:

(i)           as promptly as reasonably practicable, furnish Buyer with the Required Information, at Seller’s sole cost and expense;

(ii)          assist Buyer with the preparation by Buyer and the Lender Related Parties of, and use reasonable best efforts to provide (to the extent reasonably available), customary information about Seller necessary for the preparation of, materials for rating agency presentations, bank information memoranda, lender presentations, syndication memoranda and similar marketing materials, memoranda or documents, and due diligence memoranda and schedules to definitive financing documentation, in each case to the extent such materials relate to information concerning Seller;

(iii)         execute and deliver customary “authorization letters”, authorizing the distribution of information to prospective lenders (subject to confidentiality obligations) and identifying any portion of such information that constitutes material, non-public information regarding Seller or its securities, which shall be executed by an officer of Seller prior to Closing;

(iv)         cause Seller’s independent accountants to participate in accounting due diligence sessions and assistance in connection with providing customary review of interim financial statements as provided in Statement on Auditing Standards No. 100 and comfort letters (which comfort letters shall not address or opine on the preliminary financial information included in any Recent Developments Section);

(v)          upon the request of Buyer, use reasonable best efforts to cause the Trustee to deliver all instruments of termination, satisfaction or release contemplated by Section 11.04 of the Indenture, dated as of April 17, 2017, among Seller, Wells Fargo Bank, National Association and the other parties named therein to the extent applicable;

(vi)         provide, at least three (3) Business Days prior to the Closing, all documentation and other information about Seller as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested at least ten (10) Business Days in advance of the Closing; and

(vii)        as promptly as reasonably practicable, inform Buyer if Seller shall have actual knowledge of any facts that (x) require the restatement of any portion of the Required Information in order for such financial statements to comply with GAAP or (y) result in any of the Required Information no longer being Compliant.

(d)          Notwithstanding anything to the contrary herein, none of such requested cooperation provided in accordance with this Section 5.22 shall unreasonably interfere with the normal business or operations of Seller and in no event shall Seller be required to (i) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Financing or any offering of high-yield debt securities under Rule 144A of the Securities Act or agree to provide any indemnity in connection with the Financing or any of the foregoing in each case prior to the Closing Date or (ii) take any action to cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement. In addition, nothing in this Section 5.22 shall require (u) access to or disclosure of information that Seller determines would jeopardize any attorney-client privilege or violate any confidentiality obligation of Seller or its Subsidiaries, (v) except for the preparation and delivery of the Carve Out Financial Statements, the preparation of any financial statements or financial information that are not available to it and prepared in the ordinary course of its financial reporting practice, (w) any action that would conflict with or violate Seller’s articles of incorporation or by-laws or any Law or result in, prior to the Closing Date, the contravention of, or that would reasonably be expected to result in, prior to the Closing Date, a violation or breach of, or default under, any contract, (x) any employee, officer or director of Seller incurring any liability with respect to any matters related to the Financing, (y) Seller or its board of directors (or any Subsidiary of Seller or its respective board of directors) to approve or authorize the Financing or any documentation related thereto or (z) Seller or its counsel to provide any legal opinion in connection with the Financing. For the avoidance of doubt, neither Seller nor any of its officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Commitment Letter (except for customary “authorization letters”, authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, non- public information regarding Seller and its securities, which shall be executed by an officer of Seller prior to Closing) and no directors of Seller shall be required to execute or enter into or perform any agreement with respect to the Financing.  Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or its Representatives in connection with the cooperation contemplated by this Section 5.22 and shall indemnify and hold harmless Seller and its Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Buyer pursuant to this Section 5.22 and any information used in connection therewith, except to the extent such losses arise out of or result from the fraud or willful misconduct of Seller and/or any of its Representatives acting on behalf or at its instruction. All non-public or otherwise confidential information regarding Seller obtained by Buyer or its Representatives pursuant to this Section 5.22 or otherwise shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Seller acknowledges and confirms that Buyer or its Representatives may disclose such confidential information to the Financing Sources subject to compliance with the applicable provisions of the Confidentiality Agreement and shall provide that the Seller is a third party beneficiary thereof and shall satisfy the confidentiality obligations of Regulation FD.

(e)          Seller hereby consents to the use of its logos solely in connection with the Financing; provided that Buyer shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or Seller’s reputation or goodwill and will comply with Seller’s usage requirements to the extent made available to Buyer prior to the date of this Agreement.

(f)           Buyer acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

(g)          Notwithstanding anything to the contrary herein, a breach by Seller or its Subsidiaries or Affiliates of any obligation in this Section 5.22 shall not constitute a breach of this Agreement or a breach for purposes of this Article V or a breach of any condition set forth in Section 6.2, unless such breach results in the Financing not being available to Buyer on the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1           Conditions to Each Party’s Obligation to Consummate the Transaction.  The obligation of each Party to consummate the Transaction is subject to the satisfaction or waiver by the Parties at or prior to the Closing of each of the following conditions:

(a)           Regulatory Approvals.  HSR Act Clearance shall have occurred or been obtained (as applicable).

(b)           Orders and Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) after the date of this Agreement that is in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

Section 6.2           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Transaction is also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a)           Representations and Warranties of Seller.

(i)           The representations and warranties set forth in (A) the Seller Fundamental Representations, without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct in all respects (other than in de minimis respects) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (other than in de minimis respects) as of such earlier date) and (B) Section 3.5(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Execution Date and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)          The Non-Fundamental Seller Representations (other than the representations and warranties set forth in Section 3.5(b) (Absence of Certain Changes)) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) as of Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such Non-Fundamental Seller Representation speaks as of an earlier date, in which case such Non-Fundamental Seller Representation shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) as of such earlier date), except where the failure of any such Non-Fundamental Seller Representation to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)          Performance of Obligations of Seller.  Seller shall have performed and complied with the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c)          Closing Certificate.  Buyer shall have received at Closing a certificate signed on behalf of Seller by a duly authorized executive officer of Seller to the effect that such executive officer read this Section 6.2 and the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)          No Material Adverse Effect.  Since the date of this Agreement, there has not occurred any Change that has had or would reasonably be likely to have a Material Adverse Effect.

(e)          Required Information.  Seller shall have delivered the Required Information in Compliant form at least fifteen (15) Business Days prior to the Closing Date and the Marketing Period shall have elapsed in accordance with the terms hereof.

If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Section 6.3           Conditions to Obligations of Seller to Consummate the Transaction.  The obligation of Seller to consummate the Transaction is also subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(a)          Representations and Warranties of Buyer.

(i)           The representations and warranties set forth in the Buyer Fundamental Representations, without giving effect to any materiality or Buyer Material Adverse Effect qualifications therein, shall be true and correct in all respects (other than in de minimis respects) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (other than in de minimis respects) as of such earlier date).

(ii)          The Non-Fundamental Buyer Representations shall be true and correct (without giving effect to any “materiality” qualifiers, including “Buyer Material Adverse Effect”, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such Non-Fundamental Buyer Representation speaks as of an earlier date, in which case such Non-Fundamental Buyer Representation shall be true and correct (without giving effect to any “materiality” qualifiers, including “Buyer Material Adverse Effect”, contained therein) as of such earlier date), except where the failure of any such Non-Fundamental Buyer Representation to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed and complied with the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c)           Closing Certificate.  Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized executive officer of Buyer to the effect that such executive officer has read this Section 6.3 and the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

Section 6.4            Frustration of Closing Conditions.  A Party may not rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Transaction or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Survival.

(a)           The Non-Fundamental Seller Representations and Non-Fundamental Buyer Representations, and all claims with respect thereto, shall survive the Closing until the date that is twelve (12) months after the Closing Date.

(b)          The Seller Fundamental Representations and the Buyer Fundamental Representations, and all claims with respect thereto, shall survive the Closing until the date that is six (6) years after the Closing Date.

(c)           Each covenant and agreement that by its terms applies or is to be performed in whole or in part after the Closing shall survive the Closing until the date that is twelve (12) months after the date on which it was fully performed in accordance with its terms and shall thereafter terminate.

(d)           Each covenant and agreement that by its terms applies or is to be performed in its entirety at or prior to the Closing shall terminate at the Closing.  The Parties agree that (i) any claim made pursuant to this Article VII must be delivered to the Indemnifying Party prior to the expiration of the applicable survival term specified above in this Section 7.1 and (ii) any claim for which notice is not so timely delivered in accordance with clause (a) of this Section 7.1 is expressly barred and is hereby irrevocably waived; provided, that, if, prior to the expiration of the applicable survival period referred to above, a Party shall have in good faith notified the other Party hereto in accordance with this Article VII of a claim made pursuant to this Article VII, the representations, warranties and covenants that have not otherwise expired pursuant to this Section 7.1 that are stated in such notice as the basis of such claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is determined pursuant to a Final Determination, solely for purposes of the resolution of the claim stated in such notice.  It is the intention of the Parties that the survival periods and termination dates set forth in this Section 7.1 supersede any statute of limitations under applicable Law applicable to such representations, warranties, covenants or agreements or claims with respect to any of the foregoing.  Notwithstanding the foregoing in this Section 7.1, the limitations on survival set forth herein shall not apply to claims based on Fraud, which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (and not less than six (6) years).

Section 7.2            Indemnification by Seller.

(a)           From and after the Closing and subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and its and its Affiliates’ respective successors and permitted assigns, each in their capacity as such (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses sustained or incurred by any of the Buyer Indemnified Parties (whether or not involving a Third Party Claim), directly or indirectly, arising out of or in connection with:

(i)           the breach by Seller of (a) any Seller Fundamental Representation or (b) any Non-Fundamental Seller Representation;

(ii)          the breach of any covenant or agreement made by Seller in this Agreement; or

(iii)         any Excluded Liabilities.

(b)           Notwithstanding anything to the contrary contained in this Agreement:

(i)           Per Claim Minimum/Deductible.  The Buyer Indemnified Parties shall not be entitled to be indemnified, defended or held harmless against any Losses pursuant to Section 7.2(a)(i)(B):  (c) with respect to any claim unless such claim (individually or in the aggregate with any related claims arising out of the same set of circumstances) involves Losses in excess of $50,000 (the “Per Claim Minimum”) (nor shall any such claim (or claims) that does not meet such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses for which it would be entitled to indemnification under clause (B) of this Section 7.2(b)(i) below) and (d) until the aggregate amount of Losses for which the Buyer Indemnified Parties are determined pursuant to a Final Determination to be otherwise entitled to indemnification under Section 7.2(a)(i)(B) exceeds $6,000,000 (the “Deductible”), after which the Buyer Indemnified Parties shall be entitled to indemnification for all of their respective Losses (subject to the other limitations set forth in this Agreement) for which the Buyer Indemnified Parties are determined pursuant to a Final Determination to be otherwise entitled to indemnification under Section 7.2(a)(i)(B) that are in excess of the Deductible; provided, however, that this Section 7.2(b)(i) does not apply to claims based on Fraud or based on Section 7.2(a)a.(A), with respect to which all Losses shall be recoverable from the first dollar.

(ii)          Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against any Losses (A) pursuant to Section 7.2(a)(i) in a cumulative aggregate amount (taking into account all amounts paid by Seller pursuant to Section 7.2(a)(i)) exceeding the Base Purchase Price or (B) pursuant to Section 7.2(a)(i)(B) in a cumulative aggregate amount (taking into account all amounts paid by Seller pursuant to Section 7.2(a)(i)(B)) exceeding $3,000,000; provided that no provision herein will prohibit any Buyer Indemnified Party from recovery of amounts under the R&W Insurance Policy and provided, further, that the foregoing limitation in this Section 7.2(b)(ii) shall not apply to claims based on Fraud.

(c)           For purposes of determining the existence of any breach of any representation or warranty, and for calculating the amount of any Losses arising from any breach of any representations or warranty, all representations and warranties shall be treated as if the words “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar words or phrases containing such words are omitted from such representations and warranties.

(d)           Buyer may make claims that are reasonably specific as to the basis and nature of such claims in the Claim Notice under this Article VII for potential or contingent damages or Losses, and from time to time, Buyer may amend any timely filed indemnification claim to reflect additional Losses with respect to such claim.

Section 7.3            Indemnification by Buyer.  From and after the Closing, and subject to the provisions of this Article VII, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its and its Affiliates’ respective successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties,” and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses sustained or incurred or suffered by any of the Seller Indemnified Parties arising out of or in connection with:

(a)           the breach of any (i) any Buyer Fundamental Representation or (ii) any Non-Fundamental Buyer Representation, in each case, as of the Closing Date;

(b)           the breach of any covenant or agreement made by Buyer in this Agreement; or

(c)           any Assumed Liabilities.

Notwithstanding the foregoing in the first sentence of this Section 7.3, (A) the Seller Indemnified Parties shall not be entitled to be indemnified, defended or held harmless against any Losses pursuant to Section 7.3(a)(ii) with respect to any claim unless such claim (individually or in the aggregate with any related claims) involves Losses in excess of $50,000 (nor shall any such claim (or claims) that does not meet such threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which it would be entitled to indemnification under the next sentence of this paragraph of Section 7.3 below), and (B) Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against any Losses (x) under Section 7.3(a)(ii) until the aggregate amount of Losses for which the Seller Indemnified Parties are determined pursuant to a Final Determination to be otherwise entitled to indemnification under Section 7.3(a)(ii) exceeds $6,000,000 (the “Buyer Deductible”), after which the Seller Indemnified Parties shall be entitled to indemnification for all of their respective Losses (subject to the other limitations set forth in this Agreement) for which the Seller Indemnified Parties are determined pursuant to a Final Determination to be otherwise entitled to indemnification under Section 7.3(a)(ii) that are in excess of the Buyer Deductible; provided, however, this sentence does not apply to claims based on Fraud, with respect to which all Losses shall be recoverable from the first dollar; (y) pursuant to Section 7.3(a)(i) in a cumulative aggregate amount (taking into account all amounts paid by Buyer pursuant to Section 7.3(a)(i)) exceeding the Base Purchase Price; and (z) pursuant to Section 7.3(a)(ii) in a cumulative aggregate amount (taking into account all amounts paid by Buyer pursuant to Section 7.3(a)(ii)) exceeding $3,000,000; provided that the foregoing limitation in this paragraph of Section 7.3 shall not apply to claims based on Fraud.

Section 7.4            Third Party Claim Indemnification Procedures.

(a)           In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted or threatened against, or sought to be collected from, any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, provide written notice to the Indemnifying Party of such Third Party Claim, which notice shall specify, in good faith, on a non-binding basis, (i) the provisions under this Agreement on which such claim by the Indemnified Party is based, (ii) the amount or the estimated amount of damages sought thereunder (to the extent then ascertainable in good faith) in connection with such Third Party Claim, (iii) any other remedy sought, in connection with such Third Party Claim, and (iv) such other information as is believed in good faith to be necessary to enable the Indemnifying Party to assess the merits of the claim, to act to preserve evidence and to make such provision as the Indemnifying Party may consider necessary (including details of the legal and factual basis of the claim, the evidence on which the Indemnified Party relies, any relevant time constraints relating to such claim and any other material details pertaining to such claim) (a “Claim Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the Indemnifying Party has been prejudiced as a result of such failure.  The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, that, notwithstanding the foregoing, the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third Party Claim (and the reasonable cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (1) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation; (2) if the Third Party Claim seeks injunctive relief; (3) the Third Party Claim would reasonably result in suspension or debarment of Buyer by a Governmental Entity; (4) any insurer, including the Insurer under the R&W Insurance Policy, requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such insurer control the matter; (5) the Indemnifying Party is not reasonably, diligently or in good faith conducting a defense of the Third Party Claim (and the Indemnifying Party is provided written notice thereof by Buyer and the Indemnifying Party does not cure such action or inaction within ten (10) Business Days); or (6) the Indemnified Party has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnification by the Indemnified Party, and the Indemnifying Party shall have the right at any time to revoke its determination that it will defend the Indemnified Party if it determines that indemnification is not required.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, (i) the Indemnifying Party shall select counsel reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost.  The Indemnifying Party shall have the right to settle, compromise or offer to compromise any Third Party Claim, without the prior written consent of the Indemnified Party (not to be unreasonably, withheld, conditioned or delayed) only if settled solely by the payment of monetary damages and the granting of releases, and provided, that the settlement, compromise or offer to settle or compromise would not result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a material violation of Law by the Indemnified Party or any of its Affiliates, or (iii) a finding or admission that would have an adverse effect in any material respect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(c)           If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise in writing, or if the Indemnifying Party does not have the right to so defend, the Indemnified Party shall assume its own defense or settle such Third Party Claim and shall consult with the Indemnifying Party regarding the strategy for defense or settlement of such claim, including with respect to the Indemnified Party’s choice of legal counsel; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  With respect to any such Third Party Claim, if the Indemnifying Party agrees that the Third Party Claim is within the scope of its obligations hereunder and agrees to hold the Indemnified Party harmless from and against the amount of any Losses resulting therefrom, subject to the limitations set forth in Section 7.2(b) and the other terms and conditions of this Agreement, then the Indemnified Party shall obtain the Indemnifying Party’s consent prior to any settlement (such consent not to be unreasonably conditioned, withheld or delayed by the Indemnifying Party); provided, however, if the Indemnified Party elects to proceed with the defense (including settlement or compromise) of such Third Party Claim on its own, any settlement or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim.

(d)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees.

(e)          The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)           The Indemnified Party shall bear all of its legal fees, costs and expenses arising out of or in connection with Third Party Claims unless such expenses are Indemnifiable Legal Fees and Expenses.

Section 7.5            Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s becoming aware of any fact, matter or circumstance giving rise to such Direct Claim, provide written notice to the Indemnifying Party of such Direct Claim, which notice shall specify, in good faith, on a non-binding basis, (i) the provisions under this Agreement on which such claim is based, (ii) the amount or the estimated amount of damages sought in connection with such Direct Claim to the extent then ascertainable in good faith, (iii) any other remedy sought in connection with such Direct Claim, and (iv) such other information as is believed in good faith to be necessary to enable the Indemnifying Party to assess the merits of the claim, to act to preserve evidence and to make such provisions as the Indemnifying Party may consider necessary (including details of the legal and factual basis of the claim, the evidence on which the Indemnified Party relies, any relevant time constraints relating to such claim and any other material details pertaining to such claim).  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnification by the Indemnified Party and shall keep the Indemnifying Party reasonably and promptly informed of any developments (including additional information which may become available to it) in respect of such Direct Claim.

Section 7.6            Losses.  Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall have any Liability to an Indemnified Party for any consequential, speculative or punitive damages; provided that an Indemnified Party may recover (A) consequential damages to the extent reasonably foreseeable and (B) any of the other forms of damages to the extent required by a court of competent jurisdiction to be paid by the Indemnified Party to an unrelated third party; provided, however, that notwithstanding anything to the contrary contained in this Agreement (including the definition of “Losses”), in no event shall any Indemnified Party be entitled to recover lost profits, diminution in value, “multiple of profits” or “multiple of cash flow”, in each case, pursuant to an indemnity claim under Section 7.2(a)(ii) or Section 7.2(a)(iii).

Section 7.7            Adjustments to Losses.

(a)           Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy, including under the R&W Insurance Policy, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third Party Claim or the Direct Claim shall be deducted therefrom.  The Indemnified Party shall use its reasonable efforts to seek to recover any such insurance, including under the R&W Insurance Policy, or other proceeds from all third parties to the same extent such Party would if such Losses were not subject to indemnification hereunder; provided that no Indemnified Party shall be required to initiate or pursue any claim (i) in any Action or (ii) against any insurer if the Indemnified Party believes in good faith that its insurance premiums would increase as a result of a successful claim.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)           Purchase Price Adjustment and Financial Statements.  No Indemnifying Party shall be liable under or otherwise have any obligation under this Article VII in respect of any Loss if the fact, matter, event or circumstance giving rise to the claim or on which it is based is included in the reserves of the Most Recent Balance Sheet disclosed, accrued or reserved for in the Financial Statements or reduced Net Working Capital in the purchase price adjustment set forth in Section 2.6.

(c)          Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss; provided, however, that the Indemnified Party shall not be required to remit to the Indemnifying Party an amount greater than the amount paid by the Indemnifying Party in respect of the Loss.

(d)           Double Claims.  No Indemnified Party shall be entitled to recover from the Indemnifying Parties more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement or of multiple Ancillary Agreements).

Section 7.8            Payments.  The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.

Section 7.9            Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 hereof shall be treated as adjustments to the consideration paid pursuant to the Transaction for Tax purposes.

Section 7.10          Mitigation.  Each Indemnified Party shall take all reasonable steps to mitigate any indemnifiable Loss (including by taking any actions reasonably requested by an Indemnifying Party in connection with the facts and circumstances related to such Loss); provided, however, in no event shall any Indemnified Party be required to make any out-of-pocket payment to any third party or commence any litigation to mitigate such Loss.  In the event an Indemnified Party fails to so mitigate an indemnifiable Loss as required by this Section 7.10, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably would have been avoided had the Indemnified Party made such efforts.  The Buyer shall use reasonable efforts to cooperate with Seller, on Seller’s reasonable request, to minimize Losses with respect to Excluded Liabilities; provided, however, Buyer shall not be required to make any out‑of‑pocket payments (except for out-of-pocket payments that Seller agrees to reimburse to Buyer), commence any litigation or make any material concessions to third parties in connection with its obligations under this Section 7.10.

Section 7.11          Exclusive Remedy.  Except in the case of Fraud, each Party acknowledges and agrees that following the Closing, the indemnification provisions set forth in this Article VII, recovery under the R&W Insurance Policy and Buyer’s and Seller’s rights pursuant to Section 9.10(e) with respect to post-Closing covenants shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation, warranty, covenant or other agreement made herein (it being understood that except in the case of Fraud, the Buyer Indemnified Parties shall seek recovery for such Losses from the R&W Insurance Policy pursuant to Section 7.7(a) and, solely to the extent coverage is not provided under the R&W Insurance Policy, shall be entitled to recover such Losses from Seller to the extent so entitled by this Article VII). The Parties acknowledge and agree that the remedies available in this Article VII supersede any other remedies available at law or in equity, including rights of rescission and claims arising under applicable Law.  The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article VII as being available under the particular circumstances described in this Article VII.

ARTICLE VIII

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Buyer and Seller;

(b)           by either Buyer or Seller, by giving written notice of such termination to the other Party, if:

(i)           the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii)          any Order shall become final and non-appealable, or any Law shall be enacted, issued or promulgated, in either case, permanently enjoining or otherwise prohibiting the consummation of the Transaction; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.3, in any manner that proximately contributed to such Order becoming final and non-appealable or such Law being enacted, issued or promulgated;

(c)           by Seller if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) twenty (20) days after written notice thereof is given by Seller to Buyer and (ii) the Outside Date (as such date may be extended in accordance with the terms of this Agreement); provided, however, that the right to effect a termination of this Agreement under this Section 8.1(c) shall not be available to Seller if Seller is in material breach of its representations, warranties or covenants under this Agreement; or

(d)           by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) twenty (20) days after written notice thereof is given by Buyer to Seller and (ii) the Outside Date (as such date may be extended in accordance with the terms of this Agreement); provided, however, that the right to effect a termination of this Agreement under this Section 8.1(d) shall not be available to Buyer if Buyer is in material breach of its representations, warranties or covenants under this Agreement.

Section 8.2            Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no Liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any Liability or damages to the other Party that may have accrued prior to such termination and that resulted from Fraud or any intentional breach of a covenant under this Agreement and (b) the provisions set forth in this Section 8.2, Article IX (Miscellaneous) and in the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Notices.  All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day or otherwise on the next succeeding Business Day if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 9.1; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

Science Applications International Corporation
12010 Sunset Hills Road
Reston, VA 20190
Attention: Steven G. Mahon
Email: steven.mahon@saic.com

With a copy to:

King & Spalding LLP
1700 Pennsylvania Ave, N.W.
Washington, D.C. 20006
Attention: Charles W. Katz
Email: CKatz@kslaw.com

To Seller:

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
	Attention:	Gerald P. Kenney
	Email:	gerald.kenney@unisys.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attention:	Krishna Veeraraghavan
Scott B. Crofton
	Email:	veeraraghavank@sullcrom.com
croftons@sullcrom.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.1.

Section 9.2            Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.  Notwithstanding the foregoing, this Section 9.2, Section 9.4, Section 9.10 and Section 9.16, in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties without the prior written consent of such Lender Related Parties.  The conditions to the obligations of either Party to consummate the Transaction are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3            Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that Buyer (a) may assign any and all of its rights or obligations under this Agreement to one or more of its wholly-owned Subsidiaries if such assignment would not reasonably be expected to prevent or materially delay the Closing or result in any greater cost or obligation being imposed upon Seller than would otherwise be so imposed pursuant to this Agreement and (b) may grant a security interest and/or a collateral assignment to its lenders of its respective rights arising under this Agreement or any Ancillary Agreement; provided, however, that in each case, no such assignment shall relieve Buyer of any of its obligations hereunder.  Any purported assignment in violation of this Agreement is void.

Section 9.4            Third Party Beneficiaries.  Except (a) as provided in Article VII, and (b) as to the Lender Related Parties, for the provisions of Section 9.2, this Section 9.4, Section 9.10 and Section 9.16, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the exhibits and schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement any remedy, claim, Liability, reimbursement, cause of action or other right including any right to contract or any right to employment or continued employment.

Section 9.5            Expenses.  Except as otherwise provided in the Transaction Documents and whether or not the transactions contemplated by the Transaction Documents are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such costs and expenses.    Buyer shall be responsible for the payment of fees required to be made in connection with filings to be made under Antitrust Laws and its fees and expenses resulting from any request, investigation or litigation arising therefrom.  All premiums, broker commissions, underwriting commissions, Taxes, and other fees and expenses payable with respect to the R&W Insurance Policy or in accordance with the terms of the R&W Insurance Policy shall be borne by Buyer.

Section 9.6            Bulk Sales.  Buyer acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction.  Seller and Buyer hereby agree to waive compliance with any such applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transaction.

Section 9.7            Public Disclosure.  Each of Buyer and Seller shall issue an initial press release in the form previously approved by the other Party, and thereafter, Buyer and Seller each shall use best efforts to notify each other and consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.  Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transaction, except as provided in this Section 9.7 or Section 5.13.

Section 9.8            Entire Agreement.  This Agreement (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND AS SET FORTH IN THE ANCILLARY AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF BUYER, SELLER OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE CONSUMMATION OF THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD.  No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or in any certificate delivered pursuant hereto.

Section 9.9            Fulfillment of Obligations.  Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.10          Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)          This Agreement, and all claims, disputes or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b)          Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of or relating to this Agreement, any Ancillary Agreement, the Transaction or the transactions contemplated by any Ancillary Agreement exclusively in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          Notwithstanding the foregoing in this Section 9.10, each Party acknowledges and irrevocably agrees (i) that any action, suit or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Commitment Papers or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or federal court), and any appellate court from any thereof, (ii) that any such action, suit or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action, suit or proceeding in any other court, (iv) that the provisions of Section 9.10(d) shall apply to any such action, suit or proceeding, and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 9.10(c).

(d)          EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTION OR ANY TRANSACTIONS CONTEMPLATED BY ANY ANCILLARY AGREEMENTS (INCLUDING ANY LITIGATION ARISING OUT OF OR RELATING TO A LENDER RELATED PARTY UNDER THE FINANCING).  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTION AND THE TRANSACTIONS CONTEMPLATED BY ANY ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.10(d).

(e)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such Party is entitled at law or in equity.  For the avoidance of doubt, in no event shall Seller or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Commitment Papers against any Lender Related Party.

Section 9.11          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.12          Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Annex, Exhibit, Section or schedule, such reference shall be to an Annex, Exhibit, Section or schedule to this Agreement unless otherwise indicated.  Each Exhibit and schedule attached to this Agreement constitutes a part of this Agreement and is incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  The terms defined in the singular have a comparable meaning when used in the plural and vice versa.  The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  Currency amounts referenced herein are in U.S. Dollars.  Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles, or if not ascribed meaning by the Accounting Principles, GAAP.

(c)           Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, novated, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(d)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)           No specific provision, representation or warranty in this Agreement shall limit the applicability of a more general provision, representation or warranty in this Agreement.  It is the intent of the Parties that each representation, warranty, covenant and condition contained herein shall be given full, separate and independent effect and that such provisions are cumulative.

(f)           The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

(g)           Each of Seller and Buyer has or may have set forth information in the Seller Disclosure Letter and Buyer Disclosure Letter, as applicable.  The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face (without reading any document referenced therein) based on a plain reading of such disclosure.

Section 9.13          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.14          Obligations of Buyer.  Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

Section 9.15          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of Seller and Buyer, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either Seller or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either Seller or Buyer, nor any representative, or controlling Person of each of the Parties and their respective Affiliates, shall have any liability or obligation arising under this Agreement or the Transaction.

Section 9.16          Lender Related Parties.  Subject, in each case, to the rights and claims of Buyer under the terms of the Commitment Papers, (i) none of the Parties nor any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against, and this Agreement may not be enforced against any of the Lender Related Parties in any way relating to this Agreement, the Commitment Papers or any of the transactions contemplated by this Agreement or by the Commitment Papers, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Lender Related Parties with respect to the transactions contemplated hereby or by the Commitment Papers, whether at Law or equity, in Contract or in tort, or otherwise and (ii) no Lender Related Party shall have any liability (whether at Law or in equity, in Contract or in tort, or otherwise) to any of the Parties or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders under this Agreement or the Commitment Papers or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or by the Commitment Papers, including any dispute arising out of or relating in any way to the performance of any financing commitment. Seller and its Affiliates and Representatives hereby waive any and all claims and causes of action (whether in Contract or in tort, in Law or in equity) against the Lender Related Parties that may be based upon, arise out of or relate to this Agreement, the Commitment Papers or the transactions contemplated hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

UNISYS CORPORATION

By:	/s/ Peter A. Altabef
Name: Peter A. Altabef
Title: President and Chief Executive Officer

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Nazzic S. Keene
Name: Nazzic S. Keene
Title: Chief Executive Officer

List of Exhibits and Schedules Omitted from the Asset Purchase Agreement
Referenced in Exhibit 2.1 Above

Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits and Schedules to the Asset Purchase Agreement referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits
Exhibit A:	Form of Assignment and Assumption Agreement
Exhibit B:	Form of Bill of Sale
Exhibit C:	Form of Joint Ownership Agreement
Exhibit D:	Form of Intellectual Property License Agreement
Exhibit E:	Form of Transition Services Agreement
Exhibit F:	Form of Value Added Reseller Agreement
Exhibit G:	Form of Subcontract Pending Novation Agreement
Exhibit 2.6(a):	Illustrative Closing Net Working Capital Calculation

Seller Disclosure Letter
Buyer Disclosure Letter